Exhibit 4.4

COMMON TERMS AND TERM INTERCREDITOR AGREEMENT

dated as of

August 11, 2025

among

GRAPEVINE ENERGY HOLDINGS, LLC,
as the Holdco Borrower,

Orion Energy Partners TP Agent, LLC,
as Holdco Term Loan Administrative Agent on behalf of itself and the Holdco Term Lenders and as Holdco Term Collateral Agent

and

CTCI AMERICAS, INC.,
as CTCI

-i-

-ii-

-iii-

Annex I	-	Holdco Term Obligations
Annex II	-	Consent Matters
Annex III	-	Exit Funding Issue Minimum MOIC

Schedule 1.01(a)	-	Site
Schedule 1.01(b)	-	Equity Shareholders
Schedule 3.06	-	Litigation
Schedule 3.07	-	Environmental Matters
Schedule 3.09	-	Taxes
Schedule 6.01	-	Closing Date Subsidiaries
Schedule 6.03	-	Permitted Liens
Schedule 6.04	-	Permitted Investments
Schedule 6.09	-	Transactions with Affiliates

-iv-

This COMMON TERMS AND TERM INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of August 11, 2025, among GRAPEVINE ENERGY HOLDINGS, LLC, a Delaware limited liability company (“Holdco Borrower”), Orion Energy Partners TP Agent, LLC, as the Holdco Term Loan Administrative Agent (as defined herein) on behalf of the Holdco Term Lenders (as defined herein), CTCI AMERICAS, INC., a Texas corporation (“CTCI”) and the Holdco Term Collateral Agent (as defined herein).

WHEREAS, the Holdco Borrower and certain of its Affiliates (collectively, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on April 16, 2025, and the Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, in connection with the Chapter 11 Cases, the Holdco Borrower and certain of its Affiliates entered into to (i) that certain Senior Secured Super Priority Debtor-in-Possession Term Loan Credit Agreement, dated as of April 17, 2025, by and among, inter alios, the Holdco Borrower, Orion Energy Partners TP Agent, LLC, as administrative agent, and the lending institutions from time to time parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing DIP Term Loan Credit Agreement”) and (ii) that certain Senior Secured Super Priority Debtor-in-Possession Credit Agreement, dated as of April 17, 2025, by and among, inter alios, Central Valley Renewable Fuels, LLC (f/k/a Bakersfield Renewable Fuels, LLC), a Delaware limited liability company (the “Refinery Company”), the Holdco Borrower, Vitol Americas Corp., as administrative agent, and the lending institutions from time to time parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “DIP RCF Credit Agreement”).

WHEREAS, BKRF OCB, LLC (the “Prepetition Term Loan Borrower”) is party to that certain Credit and Guaranty Agreement, dated as of May 4, 2020 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among, inter alios, the Prepetition Term Loan Borrower, certain Affiliates of the Prepetition Term Loan Borrower, as guarantors, Orion Energy Partners TP Agent, LLC, as administrative agent and collateral agent, and the lenders from time to time parties thereto (the “Prepetition Term Loan Agreement”).

WHEREAS, Refinery Company is party to (i) that certain Turnkey Agreement with a Guaranteed Maximum Price for the Engineering, Procurement and Construction of the Bakersfield Renewable Fuels Project, dated as of May 18, 2021 (the “Prepetition CTCI Agreement”) and (ii) that certain Project Management, Procurement, Construction, Operation and Maintenance Support Agreement, dated as of April 17, 2025 (the “Existing CTCI Agreement”), each by and between the Refinery Company and CTCI.

WHEREAS, on July 3, 2025, the Debtors filed the Second Amended Plan of Reorganization of Global Clean Energy Holdings, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated July 3, 2025 (Docket No. 301) (together with all schedules, documents and exhibits contained therein, as may be further amended, supplemented or modified from time to time, the “Approved Plan”).

WHEREAS, on July 28, 2025, the Bankruptcy Court entered an order confirming the Approved Plan (the “Confirmation Order”).

WHEREAS, the Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) is entering into this Agreement and each other Holdco Term Financing Document (as defined below) on the Closing Date to (a) replace the Existing DIP Term Loan Credit Agreement, the Existing CTCI Agreement, the Prepetition Term Loan Agreement and the Prepetition CTCI Agreement, (b) receive additional financing from the New Super Senior Exit Term Lenders (as defined herein) pursuant to the terms of the New Super Senior Exit Term Credit Agreement (as defined herein) and (c) receive additional operation and maintenance services (including the payment of moneys) from CTCI pursuant to the terms of the New Super Senior Exit CTCI Agreement and the Side Letter (each as defined herein).

WHEREAS, certain credit facilities and other obligations arising or provided under the Holdco Term Financing Documents will be secured by the grant to the Holdco Term Collateral Agent, for the benefit of the Holdco Term Financing Parties, of a first priority Lien on the Collateral (subject to Permitted Liens), all as more fully described herein.

WHEREAS, the Holdco Borrower, the Holdco Term Financing Parties, the Holdco Term Collateral Agent, the Holdco Term Loan Administrative Agent and CTCI desire to enter into this Agreement in order to set out certain provisions regarding, among other things: (1) the Holdco Term Obligations under the Holdco Term Financing Documents, (2) common representations and warranties of the Holdco Borrower; (3) common covenants of the Holdco Borrower; (4) common events of default under certain Holdco Term Financing Documents; and (5) certain voting and intercreditor rights among the Holdco Term Financing Parties.

NOW, THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accrued Interest” means the payment-in-kind of interest in respect of the Holdco Term Obligations by increasing the outstanding principal or primary obligation amount of the Holdco Term Obligations.

“Additional Material Document” means any contract, or series of related contracts, entered into by Holdco Borrower or any other Company Party that provides for the payment by such Company Party of, or the provision to such Company Party of, goods or services with a value in excess of $5,000,000 annually or $15,000,000 in the aggregate over its term, but excluding (i) any contract, or series of related contracts, relating to any Indebtedness permitted by Section 6.02 and (ii) any contract, or series of related contracts, which is required under emergency circumstances requiring immediate action to resume or maintain operation of the Company Parties in accordance with Prudent Industry Practices or to avoid imminent threat to human life or property.

“Administrative Questionnaire” means a questionnaire, in a form supplied by the Holdco Term Loan Administrative Agent, completed by a Holdco Term Lender.

“Affected Property” means any property of Holdco Borrower or any other Company Party that suffers an Event of Loss.

“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Holdco Term Loan Administrative Agent, CTCI and the Holdco Term Collateral Agent.

“Agreement” has the meaning assigned to such term in the preamble.

“Annual Payment Date” means the date selected by the Holdco Borrower on or prior to the date that is thirty (30) days after the date that the financial statements set forth in Section 9.06(a) of the Holdco Borrower LLC Agreement are required to be delivered.

“Anti-Corruption Laws” means any law of any jurisdiction relating to corruption in which any Company Party performs business, including the FCPA, the U.K. Bribery Act, and where applicable, legislation relating to corruption enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Corruption Prohibited Activity” means the offering, payment, promise to pay, authorization or the payment of any money or the offer, promise to give, given, or authorized giving of anything of value, to any Government Official or to any person under the circumstances where the Person, such Person’s Affiliate’s or such Person’s representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, (b) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty, (c) securing any improper advantage, or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist such Person in obtaining or retaining business for or with, or in directing business to, any Person in violation of any applicable Anti-Corruption Law.

“Anti-Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where such Person conducts business or owns assets, and any related or similar law issued, administered or enforced by any government authority.

“Applicable Law” means with respect to any Person, property or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, Authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended including Environmental Laws.

“Approved Plan” has the meaning assigned to such term in the recitals hereto.

“Authorization” means any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, orders, authorization, exception or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period, and all corporate, creditors’, shareholders’ and partners’ approvals or consents.

“Authorized Representative” means, with respect to any Person, the chief executive officer, the chief financial officer or any other appointed officer of such Person as may be designated from time to time by such Person in writing. Any document or certificate delivered under the Holdco Term Financing Documents that is signed by an Authorized Representative may be conclusively presumed by the Agents and Holdco Term Financing Parties to have been authorized by all necessary corporate, limited liability company or other action on the part of the relevant Person.

“Bankruptcy” means with respect to any Person (i) commencement by such Person of any case or other proceeding (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (ii) commencement against such Person of any case or other proceeding of a nature referred to in clause (x) or (y) above which (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) commencement against such Person of any case or other proceeding seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) such Person shall admit in writing its inability to pay its debts as they become due or shall make a general assignment for the benefit of its creditors.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Capital Expenditures” means with respect to any Person, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities and including that portion of payments under Capital Lease Obligations that are capitalized on the balance sheet of such Person) by such Person and its Subsidiaries which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or any other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP (to be determined without giving effect to ASC (Leases)).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.

“Cash Equivalents” means:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Holdco Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) taxable and tax-exempt auction rate securities rated AAA by S&P and Aaa by Moody’s and with a reset of less than 90 days;

(h) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A or higher by S&P and A-2 or higher by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(i) funds/cash uninvested in a trust or deposit account of the Depositary Bank; and

(j) cash.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof (including any change in the reserve percentage under, or other change in, Regulation D) by any Governmental Authority after the date of this Agreement or (c) compliance by any Holdco Term Financing Party with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Cases” has the meaning specified in the recitals hereto.

“Closing Date” means the first date on which all conditions precedent specified in Section 4.01 are satisfied (or waived by the Holdco Term Loan Administrative Agent and the Holdco Term Financing Parties in their sole and absolute discretion in accordance with Section 10.02).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means (a) all Property of Holdco Borrower and (b) the Capital Stock of Holdco Borrower owned by the Equity Shareholders, in each case, now owned or hereafter acquired, and which is intended to be subject to the security interests or Liens granted pursuant to any of the Holdco Term Security Documents.

“Collateral Account” means an account held by the Holdco Borrower at the Depositary Bank, which shall be subject to a Control Agreement as of the Deposit Account Deadline.

“Company Documents” means, without duplication, the Material Documents and each other agreement related to the development, construction, operation, maintenance, management, administration, ownership or use of the Project, the sale of renewable diesel therefrom, the provision of feedstocks, catalyst and other services thereto and Real Property rights and interests relating to the Project, in each case, entered into by, or assigned to, any Company Party.

“Company Parties” means, collectively, the Holdco Borrower and each of its direct and indirect subsidiaries from time to time. As of the date hereof, the Company Parties are listed on Schedule 6.01.

“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation, expropriation, nationalization or similar action of or proceeding by any Governmental Authority affecting any Company Party.

“Confirmation Order” has the meaning assigned to such term in the recitals.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an account control agreement in respect of one or more deposit accounts or securities accounts of the Holdco Borrower, in form and substance reasonably satisfactory to the Holdco Term Collateral Agent, executed by the Depositary Bank.

“CTCI” has the meaning assigned to such term in the preamble.

“Debt Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iv).

“Default” means any event, condition or circumstance that, with notice or lapse of time or both, would (unless cured or waived) become an Event of Default.

“Deposit Account Deadline” means the date that is thirty (30) days after the Closing Date, as such time period may be extended by the Holdco Term Loan Administrative Agent in writing in its reasonable discretion.

“Depositary Bank” means the account bank at which Holdco Borrower maintains the Collateral Account.

“DIP RCF Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Direct Costs” has the meaning assigned to such term in the New Super Senior Exit CTCI Agreement (as in effect on August 11, 2025).

“Disposition” has the meaning assigned to such term in Section 2.05(b)(iii).

“Disposition Proceeds Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iii).

“Dollars” or “$” refers to the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Entara Agreement” means the Letter Agreement Amending Management Services Agreement, dated as of July 9, 2025, by and between Entara LLC and the Refinery Company.

“Environment” means soil, surface water and groundwater (including potable water, groundwater and wetlands), the land, surface or subsurface strata or sediment, indoor and ambient air, and natural resources such as flora and fauna or otherwise defined in any Environmental Law.

“Environmental Claim” means any administrative or judicial action, suit, proceeding, notice, claim or demand by any Person seeking to enforce any obligation or responsibility arising under or relating to Environmental Law or alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, or Release into the Environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of, or alleged violation of, or liability arising under any Environmental Law. The term “Environmental Claim” shall include, without limitation any claim by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief or costs associated with any remediation plan, in each case, under any Environmental Law.

“Environmental Laws” means any Applicable Laws regulating or imposing liability or standards of conduct concerning or relating to pollution or the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), the environment, natural resources or special status species and their habitat, including all Applicable Laws concerning the presence, use, manufacture, generation, transportation, Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage or handling of Hazardous Materials.

“EPC Claims” means, individually or collectively, as the context may require, the New Super Senior Exit CTCI Obligations, the obligations with respect to the Side Letter, the Post-Exit CTCI DIP Deferred Payment Obligation, the Subordinated Senior Secured EPC Claim, the Subordinated Secured EPC Claim and the Subordinated Junior EPC Claim.

“Equity Shareholders” means the equity owners of the Holdco Borrower from time to time pursuant to the Holdco Borrower LLC Agreement. The Equity Shareholders as of the Closing Date are set forth on Schedule 1.01(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdco Borrower, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Pension Plan, (b) the failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such plan, whether or not waived, (c) the filing of a notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) a complete or partial withdrawal by Holdco Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA), (e) the imposition or incurrence of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdco Borrower or any ERISA Affiliate, (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan, (g) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA, or (h) the imposition of a Lien upon Holdco Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Loss” means any loss of, destruction of or damage to, or any Condemnation or other taking of any property of Holdco Borrower.

“Event of Loss Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(ii).

“Excess Cash Flow” means, as of any Annual Payment Date, (w) any funds distributed to the Holdco Borrower from the other Company Parties in the period after the previous Annual Payment Date minus (x) any Investments (i) made in the period after the previous Annual Payment Date or (ii) contemplated to be made in the period through the next Annual Payment Date and permitted to be made accordance with Section 6.04 minus (y) without duplication of clause (x), any amounts reserved in the Collateral Account to pay Holdco Borrower O&M Costs then due or payable or reasonably expected to become due and payable, as determined by the Board (as defined in the Holdco Borrower LLC Agreement) in its reasonable judgment minus (z) without duplication of clauses (x) or (y), any amounts reserved in the Collateral Account for potential Holdco Borrower O&M Costs or expected Capital Expenditures, as determined by the Board (as defined in the Holdco Borrower LLC Agreement) in its reasonable judgment.

“Existing CTCI Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing DIP Term Loan Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Exit Funding Issue” means Exit Funding Issue (CTCI) or Exit Funding Issue (Lenders), as applicable.

“Exit Funding Issue (CTCI)” means that as of the first anniversary of the Closing Date (a) the Refinery Company shall have been in compliance in all material respects with its obligations under the New Super Senior Exit CTCI Agreement and any such non-compliance shall have adversely impacted CTCI’s ability to pay Service Contract Invoices and Grapevine Payroll Invoices (each under and as defined in the New Super Senior Exit CTCI Agreement), (b) the Refinery Company shall have used commercially reasonable efforts to facilitate payments by CTCI pursuant to the New Super Senior Exit CTCI Agreement, (c) any New Super Senior Exit Term Loans funded on or prior to such date shall have been used in accordance with Section 5.09 and (d) the aggregate amount of New Super Senior Exit Term Loans funded as of such date exceeds the aggregate amount of Direct Costs as of such date plus $7,232,395 (such difference, the “Exit Funding Delta (Lenders)” and the New Super Senior Exit Term Loans solely attributable to such Exit Funding Delta (Lenders), the “Updated Primary Obligations (Lenders)”). Notwithstanding the foregoing, there will be no Exit Funding Issue (CTCI) or Updated Primary Obligations (Lenders) if and to the extent the Exit Funding Delta (Lenders) arises from or relates to one or more of the following: (a) payments and other transfers to or for the benefit of CTCI that temporarily reduce the unreimbursed balance of Direct Costs, such as might occur if a payment to CTCI is made before the first anniversary of the Closing Date and Direct Costs are incurred, or would reasonably be expected to be incurred, within forty (40) days after the first anniversary that reduce or eliminate the Exit Funding Delta (Lenders); (b) the Refinery Company has not requested Services (as defined in the New Super Senior Exit CTCI Agreement) with associated Direct Costs totaling at least the Direct Cost Limit (as defined in the New Super Senior Exit CTCI Agreement) as of the first anniversary of the Closing Date; or (c) any acts or omissions by one or more of Holdco Borrower, the Refinery Company, and the New Senior Secured Term Lenders to artificially create an Exit Funding Delta (Lenders).

“Exit Funding Issue (Lenders)” means that, as of the first anniversary of the Closing Date, the aggregate amount of Direct Costs as of such date plus $7,232,395 exceeds the aggregate amount of New Super Senior Exit Term Loans funded as of such date (such difference, the “Exit Funding Delta (CTCI)” and the Direct Costs or the funded Holdco Term Obligations in the Side Letter solely attributable to such Exit Funding Delta (CTCI), the “Updated Primary Obligations (CTCI)”).

“Exit Funding Issue Minimum MOIC” means the economic terms set forth on Annex III.

“Extraordinary MPD Proceeds” has the meaning assigned to such term in Section 2.05(b)(i).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Holdco Term Loan Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Out Subordinated Senior Secured Term Facility” means the credit facility with respect to the First Out Subordinated Senior Secured Term Loans.

“First Out Subordinated Senior Secured Term Lender” has the meaning assigned to such term in the Holdco Term Credit Agreement.

“First Out Subordinated Senior Secured Term Loan” has the meaning assigned to such term in the Holdco Term Credit Agreement.

“First Out Subordinated Senior Secured Term Obligations” means the Holdco Term Obligations with respect to the First Out Subordinated Senior Secured Term Facility.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Holdco Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Government Official” means an official of a Governmental Authority.

“Governmental Authority” means any federal, regional, state or local government, or political subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions.

“Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (x) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Holdco Borrower in good faith.

“Hazardous Material” means, but is not limited to, any solid, liquid, gas, odor, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic substance, regulated substance, hazardous waste, subject waste, hazardous material or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic under applicable Environmental Laws (including gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos and urea formaldehyde foam insulation) or with respect to which liability or standards of conduct are imposed under any Environmental Laws.

“Holdco Borrower” has the meaning assigned to such term in the preamble.

“Holdco Borrower LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Grapevine Energy Holdings, LLC, dated as of the Closing Date, among the Equity Shareholders.

“Holdco Borrower O&M Costs” shall mean the sum (computed without duplication), each on a cash basis, of the following incurred and due and payable or becoming due and payable by the Holdco Borrower in any particular calendar or fiscal year or other period to which said term is applicable: (a) general and administrative expenses payable by the Holdco Borrower; (b) any direct Taxes (other than income taxes) payable by the Holdco Borrower in the ordinary course of business in connection with the ownership of its Subsidiaries during such period; (c) any principal, interest, fees and other amounts payable by the Holdco Borrower under the Holdco Term Financing Documents in cash including, for the avoidance of doubt, any voluntary prepayments made by the Holdco Borrower under the Holdco Term Financing Documents; (d) any legal, accounting and other professional fees attendant to any of the foregoing items payable by the Holdco Borrower; and (e) any Investment by the Holdco Borrower in any other Company Party pursuant to Section 6.04(a) (but excluding, in each of clauses (a) through (e), any payments on indebtedness (other than the Holdco Term Obligations) and non-cash charges, such as depreciation, amortization or other bookkeeping entries of a similar nature), in each case, during such period.

“Holdco Borrower Revenues” means, for any period (without duplication), all revenue received by or on behalf of the Holdco Borrower during such period, including interest paid in respect of the Collateral Account.

“Holdco CTCI Counsel” means Davis Wright Tremaine LLP and Haynes and Boone, LLP, as counsel to CTCI, in each case, in connection with this Agreement and the other Holdco Term Financing Documents.

“Holdco CTCI Deferred Payment Agreement” means that certain Claim Agreement, dated as of the Closing Date, by and between the Holdco Borrower and CTCI.

“Holdco Term Collateral Agent” means Orion Energy Partners TP Agent, LLC, in its capacity as Holdco Term Collateral Agent for the Secured Parties, and any successor thereto pursuant Article VIII.

“Holdco Term Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among the Holdco Borrower, the Holdco Term Lenders from time to time party thereto and the Holdco Term Loan Administrative Agent.

“Holdco Term Facility” means, individually or collectively, as the context may require, the Holdco Term Facilities (as defined in the Holdco Term Credit Agreement), the New Super Senior Exit Term Facility and the EPC Claims.

“Holdco Term Financing Documents” means (a) this Agreement, (b) each Note (if requested by a Holdco Term Financing Party), (c) the Holdco Term Security Documents, (d) the Holdco CTCI Deferred Payment Agreement, (e) the Holdco Term Credit Agreement, (f) the New Super Senior Exit Term Credit Agreement, (g) the New Super Senior Exit CTCI Agreement, (h) the Side Letter and (i) each certificate, agreement, instrument, waiver, consent or document executed by the Holdco Borrower or the Refinery Company and delivered to the Agents or any Holdco Term Financing Party in connection with or pursuant to any of the foregoing and designated as a “Holdco Term Financing Document.” For the avoidance of doubt, the Holdco Borrower LLC Agreement shall not constitute a Holdco Term Financing Document.

“Holdco Term Financing Parties” means each of the Holdco Term Lenders and CTCI.

“Holdco Term Lender Counsel” means (a) Latham & Watkins LLP, as counsel to the Holdco Term Loan Administrative Agent, Holdco Term Collateral Agent and the Holdco Term Lenders, in each case, in connection with this Agreement and the other Holdco Term Financing Documents and (b) the other counsels hired by Holdco Term Loan Administrative Agent and/or the Holdco Term Collateral Agent in connection with the Holdco Term Financing Documents.

“Holdco Term Lenders” means, individually or collectively, as the context may require, the Holdco Term Lenders (as defined in the Holdco Term Credit Agreement) and the New Super Senior Exit Term Lenders.

“Holdco Term Loan” means, individually or collectively, as the context may require, the New Super Senior Exit Term Loan, the New Senior Secured Term Loan, First Out Subordinated Senior Secured Term Loan, Second Out Subordinated Senior Secured Term Loan and Subordinated Junior Term Loan.

“Holdco Term Loan Administrative Agent” means Orion Energy Partners TP Agent, LLC, in its capacity as Holdco Term Loan Administrative Agent for the Holdco Term Lenders hereunder, and any successor thereto pursuant to Article VIII.

“Holdco Term Obligations” means all advances to, and debts (including Accrued Interest, interest accruing after the maturity of any of the foregoing and interest accruing after the filing of any Bankruptcy), liabilities, obligations, covenants and duties of, the Holdco Borrower or the Refinery Company arising under any Holdco Term Financing Document, in all cases whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising. For the avoidance of doubt, any obligations or interests in the Holdco Borrower pursuant to the Holdco Borrower LLC Agreement shall not constitute Holdco Term Obligations.

“Holdco Term Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, among the Equity Shareholders and the Holdco Term Collateral Agent, on behalf of the Holdco Term Lenders and CTCI.

“Holdco Term Secured Parties” means the Agents and the Holdco Term Financing Parties (other than any Holdco Term Financing Parties with respect to the Subordinated Junior Term Facility and the Subordinated Junior EPC Claims).

“Holdco Term Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, between the Holdco Borrower and the Holdco Term Collateral Agent, on behalf of the Holdco Term Lenders and CTCI.

“Holdco Term Security Documents” means the Holdco Term Security Agreement, the Holdco Term Pledge Agreement, the Control Agreement and any security agreement or instrument to be executed or filed pursuant hereto or any Holdco Term Security Document.

“Indebtedness” of any Person means, without duplication, all (a) indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business and payable within ninety (90) days past the original invoice or billing date thereof, (d) liabilities under interest rate or currency swap agreements, interest rate or currency collar agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates and currency exchange rates, (e) the capitalized amount (determined in accordance with GAAP) of all payments due or to become due under all leases and agreements to enter into leases required to be classified and accounted for as a capital lease in accordance with GAAP, (f) reimbursement obligations (contingent or otherwise) pursuant to any performance bonds or collateral security, (g) Indebtedness of others described in clauses (a) through (f) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person and (h) Indebtedness of others described in clauses (a) through (g) above guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s general partner interest in such partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning assigned to such term in Section 10.03(b).

“Initial Material Documents” means:

(a) the Vitol S&O Agreement; and

(b) the Vitol S&S Agreement.

“Interest Rate” means (a) with respect to all Holdco Term Obligations (except for the New Super Senior Exit Term Loans, the New Super Senior Exit CTCI Obligations and the obligations under the Side Letter), a rate per annum equal to 8.00%, (b) with respect to the New Super Senior Exit Term Loans and obligations under the Side Letter, a rate per annum equal to 16.50% and (c) with respect to the O&M Interest, a rate per annum equal to 15.25%.

“Investment” means for any Person (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, debt securities, partnership or other ownership interests or other securities of, or any Property constituting an ongoing business, line of business, division or business unit of or constituting all or substantially all the assets of, or the making of any capital contribution to, any other Person, (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) the entering into of any Guarantee with respect to Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, mandatory deposit arrangement, preferential arrangement or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of the relevant jurisdiction).

“Loss Proceeds” means insurance proceeds, condemnation awards or other similar compensation, awards, damages and payments or relief (exclusive, in each case, of proceeds of business interruption, workers’ compensation, employees’ liability, automobile liability, builders’ all risk liability and general liability insurance) with respect to any Event of Loss.

“Material Adverse Effect” means, with respect to any Company Party, a material adverse effect on: (a) the business, assets, properties (including the Site), operations or financial condition of the Company Parties, taken as a whole; (b) the ability of the Holdco Borrower or the Refinery Company to perform its material obligations under the Holdco Term Financing Documents in accordance with the terms thereof; (c) the rights and remedies of the Holdco Term Financing Parties, taken as a whole, under the Holdco Term Financing Documents; or (d) the rights or remedies of such Company Party under the Material Documents, taken as a whole.

“Material Counterparty” means each Person (other than any Company Party, any Agent or any Holdco Term Financing Party) from time to time party to any Material Document.

“Material Documents” means:

(a)	the Initial Material Documents;

(b)	any Additional Material Documents; and

(c)	any Replacement Material Document in respect of any of the foregoing;

provided, however, that any Material Document shall cease to be a Material Document when all material obligations thereunder have been indefeasibly performed and/or paid in full or if such Material Document has otherwise terminated (except due to a breach, default, termination for convenience or force majeure event, in each case to the extent not otherwise permitted in accordance with this Agreement) in accordance with its terms (excluding contingent indemnification and other provisions that by their express terms survive the fulfillment of the obligations of such party). For the avoidance of doubt, the New Super Senior Exit CTCI Agreement shall not be deemed a “Material Document.”

“Material Documents Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(i).

“Maturity Date” means (a) with respect to the Holdco Term Obligations except for the New Super Senior Exit Term Loans and the New Super Senior Exit CTCI Obligations, April 16, 2035, (b) with respect to the New Super Senior Exit CTCI Agreement, the end of the Term (as defined in the New Super Senior Exit CTCI Agreement, as in effect on August 11, 2025, and as may be renewed, extended, or shortened in accordance therewith) and (c) with respect to the New Super Senior Exit Term Loans and the obligations under the Side Letter, the date the New Super Senior Exit CTCI Agreement expires or matures pursuant to clause (b) above (provided that the Maturity Date for each of the New Super Senior Exit CTCI Agreement, the New Super Senior Exit Term Facility and the Side Letter shall in no event extend beyond the fifth (5th) anniversary of the Closing Date).

“Midco” means Grapevine Energy Holdings Pledgor, LLC, a Delaware limited liability company.

“Midco Company Parties” means, collectively, Midco and each of its direct and indirect subsidiaries from time to time. As of the date hereof, the Midco Company Parties are listed on Schedule 6.01.

“Midco Financing Documents” means (a) the Vitol Transaction Documents, (b) the New Super Senior Exit Term Credit Agreement (if incurred by any Midco Company Party pursuant to a Permitted Refinancing (Exit)), (c) the “loan documents,” “financing documents,” or similar defined term as referenced in the foregoing clauses (a) or (b) and (d) any documentation relating to a Permitted Refinancing of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which any Company Party contributes or is obligated to contribute, or with respect to which any Company Party has or could reasonably be expected to have any liability.

“Net Available Amount” means:

(a) in respect of any Extraordinary MPD Proceeds, the aggregate amount of payments received by the Holdco Borrower in respect of such proceeds net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by the Holdco Borrower in connection with the collection of such proceeds; and (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by the Company Parties within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such proceeds;

(b) in the case of any Event of Loss, the aggregate amount of Loss Proceeds in respect of Other Collateral received by the Holdco Borrower in respect of such Event of Loss, net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by the Holdco Borrower in connection with the collection of such proceeds; and (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by the Holdco Borrower within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such proceeds; and

(c) in the case of any Disposition, the aggregate amount received by the Holdco Borrower in respect of such Disposition, net of (i) all reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), incurred or reasonably anticipated to be incurred by the Holdco Borrower in connection with the collection of such proceeds; (ii) federal, state, provincial, foreign and local Taxes (other than any income taxes) reasonably estimated to be actually payable by the Holdco Borrower within the current or the immediately succeeding tax year in connection therewith to the extent such amounts were not deducted in determining the amount of such proceeds; and (iii) (x) the principal amount, premium or penalty, if any, and interest, breakage costs or other amounts of any Indebtedness (other than Indebtedness under the Holdco Term Financing Documents or other Indebtedness secured by a Lien on the Collateral) that is secured by the property subject to such Disposition and is required to be repaid in connection with such Disposition, to the extent such amounts were not deducted in determining the amount of such proceeds and (y) a reasonable reserve determined by a financial officer (or any other officer performing equivalent duties thereof) of Holdco Borrower in its reasonable business judgment and solely to the extent required under the applicable purchase agreement for any purchase price adjustments (including working capital adjustments or adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition) expressly contemplated by the purchase agreement relating to such Disposition.

“New Senior Secured Term Facility” means the credit facility with respect to the New Senior Secured Term Loans.

“New Senior Secured Term Lender” has the meaning assigned to such term in the Holdco Term Credit Agreement.

“New Senior Secured Term Loan” has the meaning assigned to such term in the Holdco Term Credit Agreement.

“New Senior Secured Term Obligations” means the Holdco Term Obligations with respect to the New Senior Secured Term Facility.

“New Super Senior Exit CTCI Agreement” means that certain Procurement, Operation & Maintenance Support Services Agreement, dated as of the Closing Date, by and among the Refinery Company, the Holdco Borrower, as guarantor, and CTCI; provided that notwithstanding anything to the contrary in the Holdco Term Financing Documents and without duplication of any Exit Funding Issue Minimum MOIC changes to the Side Letter, in the event of an Exit Funding Issue (Lenders), the economic terms with respect to Updated Primary Obligations (CTCI) shall be automatically adjusted to reflect and include the Exit Funding Issue Minimum MOIC, without any further consent or notice of any kind.

“New Super Senior Exit CTCI Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among Vitol, the Refinery Company, Grapevine Energy Holdings Pledgor, LLC and CTCI.

“New Super Senior Exit CTCI Obligations” means the Holdco Term Obligations with respect to the New Super Senior Exit CTCI Agreement.

“New Super Senior Exit Term Commitments” has the meaning assigned to such term in the New Super Senior Exit Term Credit Agreement.

“New Super Senior Exit Term Credit Agreement” means (a) that certain New Super Senior Exit Term Credit Agreement, dated as of the Closing Date, by and among the Holdco Borrower, the New Senior Secured Term Lenders from time to time party thereto and the Holdco Term Loan Administrative Agent or (b) any applicable credit agreement entered into by the Holdco Borrower pursuant to a Permitted Refinancing (Exit).

“New Super Senior Exit Term Facility” has the meaning assigned to such term in the New Super Senior Exit Term Credit Agreement; provided that notwithstanding anything to the contrary in the Holdco Term Financing Documents, in the event of an Exit Funding Issue (CTCI), the economic terms with respect to Updated Primary Obligations (Lenders) in the New Super Senior Exit Term Agreement shall be automatically adjusted to reflect and include the Exit Funding Issue Minimum MOIC, without any further consent or notice of any kind.

“New Super Senior Exit Term Lender” has the meaning assigned to such term in the New Super Senior Exit Term Credit Agreement.

“New Super Senior Exit Term Loans” has the meaning assigned to such term in the New Super Senior Exit Term Credit Agreement.

“New Super Senior Exit Term Obligations” means the Holdco Term Obligations with respect to the New Super Senior Exit Term Facility.

“Non-Recourse Parties” has the meaning assigned to such term in Section 10.12.

“Note” has the meaning assigned to such term in the New Super Senior Exit Term Credit Agreement, the Holdco Term Credit Agreement, or the Holdco CTCI Deferred Payment Agreement, as applicable.

“O&F” has the meaning assigned to such term in the New Super Senior Exit CTCI Agreement (as in effect on August 11, 2025). O&F is a primary obligation and not interest and is incurred as a one-time fee at the time of the incurrence of the corresponding Direct Costs.

“O&M Interest” means interest that accrues on outstanding Direct Costs and O&F on and after the date that such Direct Costs and O&F become due and payable under and in accordance with the New Super Senior Exit CTCI Agreement (as in effect on August 11, 2025). O&M Interest does not include O&F and shall not accrue prior to the applicable Direct Costs and O&F becoming due and payable.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Participant” has the meaning assigned to such term in the New Super Senior Exit Term Credit Agreement, the Holdco Term Credit Agreement, or the Holdco CTCI Deferred Payment Agreement, as applicable.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which any Company Party is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which any Company Party has or could reasonably be expected to have any liability.

“Permitted Business” means (a) the development, ownership and operation of the Refinery, (b) the development, ownership and operation of the business of SusOils, (c) any business activities reasonably related to or ancillary to the foregoing and (d) any other business permitted under the Holdco Borrower LLC Agreement.

“Permitted Contest Conditions” means, with respect to any Company Party, a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any law, tax or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) such Company Party diligently pursues such contest, (b) such Company Party establishes adequate reserves with respect to the contested claim if and to the extent required by GAAP and (c) such contest (i) could not reasonably be expected to have a Material Adverse Effect and (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by the Agents or the Holdco Term Financing Parties.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.02.

“Permitted Lien” means, with respect to any Company Party, any of the following:

(a) Liens arising by reason of:

(i) taxes, assessments or governmental charges either secured by a bond or which are not yet due or payable, or which are being contested pursuant to the Permitted Contest Conditions;

(ii) security, pledges or deposits in the ordinary course of business for payment of workmen’s compensation or unemployment insurance or other types of social security benefits; and

(iii) good faith deposits or pledges incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety bonds or appeal bonds entered into in the ordinary course of business or under Applicable Law.

(b) in respect of the Midco Company Parties, Liens of mechanics, carriers, landlords, warehousemen, materialmen, laborers, repairmen’s, employees or suppliers or any similar Liens arising by operation of law incurred in the ordinary course of business with respect to obligations which are not due or, which are adequately bonded, and which are being contested pursuant to the Permitted Contest Conditions;

(c) in respect of any of the Company Parties, Liens arising out of judgments, orders or awards that have been adequately bonded, are fully covered by insurance (subject to a customary deductible) or with respect to which a stay of execution has been obtained pending an appeal or proceeding for review pursuant to the Permitted Contest Conditions;

(d) in respect of the Midco Company Parties, Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which, individually or in the aggregate, do not materially detract from the value of the affected property and do not materially interfere with the ordinary conduct of the business of such Company Party;

(e) in respect of the Midco Company Parties, Liens pursuant to any of the Midco Financing Documents;

(f) in respect of any of the Company Parties, Liens arising under ERISA and Liens arising under the Code with respect to an employee benefit plan (as defined in Section 3(2) of ERISA) that do not constitute an Event of Default under Section 7.01(i);

(g) in respect of the Holdco Borrower, Liens created under the Holdco Term Security Documents or pursuant to this Agreement for the benefit of the Holdco Term Secured Parties;

(h) in respect of the Midco Company Parties, Liens or pledges of deposits of cash securing bonds or other surety obligations entered into in the ordinary course of business or under Applicable Law;

(i) in respect of any of the Company Parties, (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, in each case, granted in the ordinary course of business in favor of such creditor depositary institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the applicable Company Party to provide collateral to the depository institution and (ii) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(j) in respect of the Midco Company Parties, all exceptions disclosed in the Title Policy;

(k) in respect of the Midco Company Parties, Liens or the interests of lessors to secure purchase money obligations permitted under Section 6.02(b); provided that such Lien encumbers only the specific goods, equipment or software so financed, any accessions thereto, proceeds thereof and related books and records;

(l) in respect of any of the Company Parties, Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(m) in respect of any of the Company Parties, Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of obligations of Holdco Borrower or its Subsidiaries secured thereby does not exceed $500,000 at any one time;

(n) Liens existing on the date hereof and listed on Schedule 6.03;

(o) in respect of the Midco Company Parties, any other Liens permitted by (x) the Vitol RCF Agreement as in effect on the Closing Date or (y) any Permitted Refinancing of the Vitol RCF Agreement; and

(p) Liens that extend, renew or replace in whole or in part a Lien referred to above.

“Permitted Refinancing” means, with respect to any Indebtedness of the Midco Company Parties, any refinancings or refundings thereof with such other Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) of such Indebtedness is not increased at the time of such refinancing or refunding from the principal amount (or accreted value, if applicable) of such refinanced or refunded Indebtedness outstanding immediately prior to such refinancing or refunding, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and (b) no Midco Company Party shall be an obligor or grant Liens under such refinancing unless such Midco Company Party was an obligor or grantor, as applicable, under the existing Indebtedness.

“Permitted Refinancing (Exit)” means any refinancings or refundings of the New Super Senior Exit Term Facility, the New Super Senior Exit CTCI Agreement and the Side Letter (assuming for purposes of this definition that the New Super Senior Exit CTCI Obligations and the obligations under the Side Letter constitute Indebtedness), with other Indebtedness; provided that (a) the principal amount (or accreted value or Direct Costs, if applicable) of such Indebtedness, together with any remaining New Super Senior Exit Term Obligations, the obligations under the Side Letter and New Super Senior Exit CTCI Obligations, shall not be greater than the sum of (w) the then current amount of New Super Senior Exit Term Obligations, the obligations under the Side Letter and New Super Senior Exit CTCI Obligations plus (x) the then current amount of undrawn New Super Senior Exit Term Commitments and amounts available to be expended pursuant to the New Super Senior Exit CTCI Agreement (assuming all conditions precedent to such expenditures have been satisfied) plus (y) $15,000,000, plus (z) the amount of fees, premium and expenses reasonably incurred, in connection with such refinancing (provided that the New Super Senior Exit Term Facility, the Side Letter and the New Super Senior Exit CTCI Agreement shall be refinanced on a pro rata basis), and (b) notwithstanding anything to the contrary herein, (i) solely to the extent the additional Indebtedness referred to in clause (a) is provided by any of the existing New Super Senior Exit Term Lenders or their Affiliates, the interest rate margin, upfront fees, original issue discount, multiple on invested capital, and any other pricing terms applicable to any such refinancings or refundings shall not exceed, by more than 3.0% per annum, the corresponding interest rate margin, upfront fees, original issue discount, multiple on invested capital, or other pricing terms applicable to the obligations being refinanced (provided that this clause (b) shall not apply to any Exit Funding Issue Minimum MOIC that may be incurred on any such Indebtedness pursuant to the terms hereof) and (ii) solely to the extent the additional Indebtedness referred to in clause (a) is not provided by any of the existing New Super Senior Exit Term Lenders or their Affiliates, such Indebtedness shall be on then-current market terms for the type of Indebtedness being incurred.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” shall have the meaning applied to such term in Section 9.06.

“Post-Default Rate” means a rate per annum which is equal to the sum of (a)(i) prior to the applicable Maturity Date, 2.00% per annum and (ii) on and after the applicable Maturity Date, 5.00% per annum plus (b) the Interest Rate.

“Post-Exit CTCI DIP Deferred Payment Obligations” has the meaning assigned to such term in the Holdco CTCI Deferred Payment Agreement.

“Prepayment Offer Deadline” has the meaning assigned to such term in Section 2.05(c)(iii).

“Prepetition CTCI Agreement” has the meaning assigned to such term in the recitals hereto.

“Prepetition Term Loan Agreement” has the meaning assigned to such term in the recitals hereto.

“Prepetition Term Loan Borrower” has the meaning assigned to such term in the recitals hereto.

“Proceeds” has the meaning assigned to such term in Section 9.01(a).

“Product” has the meaning assigned to such term in the Vitol S&O Agreement.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by similar businesses of the Company Parties in the United States, as applicable, of a type and size similar to the businesses of the Company Parties as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such projects, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” does not necessarily mean one particular practice, method, equipment specification or standard in all cases and shall not be interpreted to require the adoption or implementation of any particular best or most optimal practice, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Quarterly Date” means the last Business Day of September, December, March and June in each fiscal year, the first of which shall be the first such day after the date hereof.

“Ratable” means, in respect of any Holdco Term Obligation at any waterfall level set forth in Section 9.08, the treatment of the rights and obligations associated with such Holdco Term Obligations are pro rata (or treated ratably) with the other Holdco Term Obligations at that same waterfall level set forth in Section 9.08. “Ratably” has a meaning correlative thereto.

“Real Property” means all right, title and interest of Refinery Company in and to any and all parcels of real property (including the Site) owned, leased or operated by Refinery Company together with all of Refinery Company’s interests in all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Refinery” means the renewable diesel facility in Bakersfield, California that the Refinery Company owns, maintains and operates to process Feedstock into Product.

“Refinery Company” has the meaning assigned to such term in the recitals hereto.

“Regulation D” means Regulation D of the Board.

“Regulation U” means Regulation U of the Board.

“Reinvestment Notice” means a written notice executed by a Authorized Representative of Holdco Borrower stating no Default or Event of Default has occurred and is continuing and that Holdco Borrower intends and expects to use all or a specified portion, as applicable, of the Net Available Amount of Extraordinary MPD Proceeds or the proceeds from an Event of Loss or the proceeds of a Disposition, as applicable, that will be used (a) with respect to any Event of Loss, to repair, restore or replace assets affected by such Event of Loss or (b) with respect to the receipt of Extraordinary MPD Proceeds or any Disposition, to acquire or repair assets useful in the business of Holdco Borrower and the Company Parties, in each case, which notice shall include (i) a certification that Holdco Borrower intends to complete the reinvestment or acquisition described therein the applicable time period required under Section 2.05(b) (or such longer period as may be described in the applicable reinvestment plan (subject to the Holdco Term Loan Administrative Agent’s approval, acting at the direction of the Required Holdco Term Financing Parties)) and (ii) with respect to the use of the Net Available Amount of any Extraordinary MPD Proceeds or the proceeds of any Disposition to acquire assets useful in the business of Holdco Borrower and the Company Parties, a detailed description of the acquisition contemplated with such Net Available Amount, which description and reinvestment plan shall be acceptable to the Holdco Term Loan Administrative Agent, acting at the reasonable direction of the Required Holdco Term Financing Parties.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, emanation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Replacement Material Document” means, in respect of any Material Document, one or more binding replacement Material Documents (i) that are Additional Material Documents entered into in accordance with the Holdco Borrower LLC Agreement, (ii) that, in the case of any Company Document replacing a Material Document (other than the Vitol S&O Agreement or the Vitol S&S Agreement), are (A) on terms (take as a whole) that are substantially similar to, or more favorable to the applicable Company Party than, the terms and conditions of the Material Document being replaced, (B) is with a counterparty that is as creditworthy (measured as of the date of such counterparty enters into such replacement Material Document) as the Material Counterparty under the Material Document being replaced (measured as of the date of such Material Counterparty entered into the Material Document being replaced) and (C) has pricing and economic terms (taken as a whole) consistent with, or better than, the Material Document being replaced or (iii) otherwise on terms and conditions acceptable, and with a counterparty of credit acceptable, to the Holdco Term Loan Administrative Agent, acting at the reasonable direction of the Required Holdco Term Financing Parties.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Reporting Deliverable” has the meaning assigned to such term in Section 7.01(d).

“Required Holdco Term Financing Parties” means, at any time, Holdco Term Financing Parties holding more than 50% of the total Holdco Term Obligations plus undrawn New Super Senior Exit Term Commitments at such time plus the amounts available to be expended pursuant to the New Super Senior Exit CTCI Agreement at such time.

“Restoration” means, with respect to any Affected Property, the rebuilding, repair, restoration or replacement of such Affected Property.

“Restricted Payment” means:

(a) any dividend paid by any Company Party (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by any Company Party of, any portion of any membership interests in any Company Party or any warrants, rights or options to acquire any such membership interests;

(b) any payment of development, management or other fees, or of any other amounts, by any Company Party to any Affiliate thereof; and/or

(c) any other payment from a Company Party (in cash, Property or obligations to a parent company of the Company Parties) to a parent company or Affiliate of the Company Parties.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country or territory that is subject to comprehensive Sanctions. For the avoidance of doubt, current, Sanctioned Countries are the Crimea region of Ukraine, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating from, or organized or resident in, a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela, or (d) any Person owned or controlled (as such terms are defined in applicable Sanctions) by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any EU member state, or the United Kingdom.

“Second Out Subordinated Senior Secured Term Facility” means the credit facility with respect to the Second Out Subordinated Senior Secured Term Loans.

“Second Out Subordinated Senior Secured Term Lender” has the meaning assigned to such term in the Holdco Term Credit Agreement.

“Second Out Subordinated Senior Secured Term Loan” has the meaning assigned to such term in the Holdco Term Credit Agreement.

“Second Out Subordinated Senior Secured Term Obligations” means the Holdco Term Obligations with respect to the First Out Subordinated Senior Secured Term Facility.

“Secured Obligations” has the meaning assigned to such term in the Security Agreement.

“Secured Parties” means (a) the Agents and (b) the Holdco Term Financing Parties.

“Shortfall Commitment” has the meaning assigned to such term in Section 6.02(a).

“Side Letter” means that certain Letter Agreement, dated as of the Closing Date, between Holdco Borrower and CTCI with respect to (x) CTCI’s payment on the Closing Date to Holdco CTCI Counsel of professional fees in the amount of $2,792,000 and (y) CTCI’s payment on the Closing Date to Holdco Borrower as reimbursement for Holdco Borrower’s prior payment of professional fees for Holdco CTCI Counsel in the amount of $4,440,395; provided that notwithstanding anything to the contrary in the Holdco Term Financing Documents and without duplication of any Exit Funding Issue Minimum MOIC changes to the New Super Senior Exit CTCI Agreement, in the event of an Exit Funding Issue (Lenders), the economic terms with respect to the MOIC Priority Obligations (CTCI) in the Side Letter shall be automatically adjusted to reflect and include the Exit Funding Issue Minimum MOIC, without any further consent or notice of any kind.

“Standstill Period” means the period commencing on the Closing Date and ending on December 31, 2030.

“Subordinated Junior EPC Claims” has the meaning assigned to such term in the Holdco CTCI Deferred Payment Agreement.

“Subordinated Junior Term Facility” has the meaning assigned to such term in the Holdco Term Credit Agreement.

“Subordinated Junior Term Lender” has the meaning assigned to such term in the Holdco Term Credit Agreement.

“Subordinated Junior Term Loan” has the meaning assigned to such term in the Holdco Term Credit Agreement.

“Subordinated Junior Term Obligations” has the meaning assigned to such term in the Holdco CTCI Deferred Payment Agreement.

“Subordinated Secured EPC Claims” means has the meaning assigned to such term in the Holdco CTCI Deferred Payment Agreement.

“Subordinated Senior Secured EPC Claims” means has the meaning assigned to such term in the Holdco CTCI Deferred Payment Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“SusOils” means Sustainable Oils, Inc., a Delaware corporation.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings (including backup withholdings) or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties or similar liabilities with respect thereto.

“Title Policy” means the ALTA loan policy of title insurance issued in favor of the Prepetition Term Loan Collateral Agent in respect of the Refinery.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Holdco Term Collateral Agent pursuant to the applicable Holdco Term Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each applicable Holdco Term Financing Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“USA PATRIOT Act” has the meaning assigned to such term in Section 10.15

“Vitol” means Vitol Americas Corp., a Delaware corporation.

“Vitol RCF Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among the Refinery Company, the other Company Parties party thereto, Vitol and certain financial institutions and other entities that party thereto from time to time as additional lenders.

“Vitol S&O Agreement” means that certain Supply and Offtake Agreement, dated as of June 25, 2024, between the Refinery Company and Vitol, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Vitol S&S Agreement” that certain Storage and Services Agreement, dated as of the June 25, 2024, by and between the Refinery Company and Vitol, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Vitol Transaction Documents” means, collectively, the Vitol S&O Agreement, the Vitol S&S Agreement and the Vitol RCF Agreement.

Section 1.02 Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Holdco Term Financing Documents:

(a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e) unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Holdco Term Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision;

(h) all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement;

(i) the word “asset” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and

(j) the phrases “primary obligation,” “primary obligation amount,” and similar phrases, when used by reference to Holdco Term Obligations owed to CTCI, include Direct Costs and O&F, but only include O&M Interest after and to the extent that such O&M Interest has been paid in kind in accordance with this Agreement.

Section 1.03 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. If Holdco Borrower notifies the Holdco Term Loan Administrative Agent and CTCI that Holdco Borrower wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Holdco Borrower’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to Holdco Borrower, the Holdco Term Loan Administrative Agent and CTCI.

Section 1.04 Divisions. Any reference herein or in any other Holdco Term Financing Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Holdco Term Financing Document (and each division of any limited liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a separate Person or entity hereunder or any other Holdco Term Financing Document).

Article II

THE HOLDCO TERM OBLIGATIONS

Section 2.01 Holdco Term Facilities.

(a) New Super Senior Exit Term Facility. Subject to the terms and conditions set forth herein and in the Approved Plan, each New Senior Secured Exit Term Lender has agreed, as set forth in the New Super Senior Exit Term Credit Agreement, to extend the New Super Senior Exit Term Facility to the Holdco Borrower up to the amount as set forth on Annex I.

(b) New Super Senior Exit CTCI Obligations. Subject to the terms and conditions set forth herein and in the Approved Plan, CTCI (i) shall provide services (including paying certain invoices) to and for the benefit of the Company Parties, in each case, in accordance with and subject to the terms of the New Super Senior Exit CTCI Agreement in an amount up to $28,267,605 and (ii) shall pay, or reimburse Holdco Borrower, as applicable, for certain specified fees and expenses of CTCI’s professionals in accordance with and subject to the terms of the Side Letter in an amount equal to $7,232,395.

(c) New Senior Secured Term Facility. Subject to the terms and conditions set forth herein and in the Approved Plan, each New Senior Secured Term Lender has exchanged, pursuant to a cashless roll of certain principal and accrued interest amounts outstanding under the Existing DIP Term Loan Credit Agreement as set forth in the Holdco Term Credit Agreement, on the Closing Date, its obligations under the Existing DIP Term Loan Credit Agreement for a New Senior Secured Term Loan to the Holdco Borrower in an amount as set forth on Annex I.

(d) Post-Exit CTCI DIP Deferred Payment Obligation. Subject to the terms and conditions set forth herein and in the Approved Plan, CTCI has exchanged, pursuant to a cashless roll of certain amounts outstanding under the Existing CTCI Agreement as set forth in the Holdco CTCI Deferred Payment Agreement, obligations to CTCI arising under the Existing CTCI Agreement for a Post-Exit CTCI DIP Deferred Payment Obligation payable by the Holdco Borrower in an amount as set forth on Annex I.

(e) First Out Subordinated Senior Secured Term Facility. Subject to the terms and conditions set forth herein and in the Approved Plan, each First Out Subordinated Senior Secured Term Lender has exchanged, pursuant to a cashless roll of certain principal and accrued interest amounts outstanding under the Prepetition Term Loan Agreement as set forth in the Holdco Term Credit Agreement, on the Closing Date, its obligations under the Prepetition Term Loan Agreement for a First Out Subordinated Senior Secured Term Loan to the Holdco Borrower in an amount as set forth on Annex I.

(f) Second Out Subordinated Senior Secured Term Facility. Subject to the terms and conditions set forth herein and in the Approved Plan, each Second Out Subordinated Senior Secured Term Lender has exchanged, pursuant to a cashless roll of certain principal and accrued interest amounts outstanding under the Prepetition Term Loan Agreement as set forth in the Holdco Term Credit Agreement, on the Closing Date, its obligations under the Prepetition Term Loan Agreement for a Second Out Subordinated Senior Secured Term Loan to the Holdco Borrower in an amount as set forth on Annex I.

(g) Subordinated Senior Secured EPC Claim. Subject to the terms and conditions set forth herein and in the Approved Plan, CTCI has exchanged, pursuant to a cashless roll of certain amounts outstanding under the Prepetition CTCI Agreement as set forth in the Holdco CTCI Deferred Payment Agreement, obligations to CTCI arising under the Prepetition CTCI Agreement for a Subordinated Senior Secured EPC Claim against the Holdco Borrower in an amount as set forth on Annex I.

(h) Subordinated Secured EPC Claim. Subject to the terms and conditions set forth herein and in the Approved Plan, CTCI has exchanged, pursuant to a cashless roll of certain amounts outstanding under the Prepetition CTCI Agreement as set forth in the Holdco CTCI Deferred Payment Agreement, obligations to CTCI arising under the Prepetition CTCI Agreement for a Subordinated Secured EPC Claim against the Holdco Borrower in an amount as set forth on Annex I.

(i) Subordinated Junior Term Facility. Subject to the terms and conditions set forth herein and in the Approved Plan, each Subordinated Junior Term Lender has exchanged, pursuant to a cashless roll of certain principal and accrued interest amounts outstanding under the Prepetition Term Loan Agreement as set forth in the Holdco Term Credit Agreement, on the Closing Date, its obligations under the Prepetition Term Loan Agreement for a Subordinated Junior Term Loan to the Holdco Borrower in an amount as set forth on Annex I.

(j) Subordinated Junior EPC Claim. Subject to the terms and conditions set forth herein and in the Approved Plan, CTCI has exchanged, pursuant to a cashless roll of certain amounts outstanding under the Prepetition CTCI Agreement as set forth in the Holdco CTCI Deferred Payment Agreement, obligations to CTCI arising under the Prepetition CTCI Agreement for a Subordinated Junior EPC Claim against the Holdco Borrower in an amount as set forth on Annex I.

Section 2.02 Transfers and Holding of Holdco Term Obligations. The Holdco Term Obligations may be held, sold, exchanged, traded, assigned, or otherwise transferred by each Holdco Term Financing Party as provided in the relevant Holdco Term Financing Document. Any Person becoming a Holdco Term Financing Party from time to time in accordance with such Holdco Term Financing Document shall be and become a Holdco Term Financing Party for the purposes of this Agreement and each Person ceasing to be a Holdco Term Financing Party from time to time in accordance with such Holdco Term Financing Document shall cease to be a Holdco Term Financing Party for the purposes of this Agreement.

Section 2.03 Payment in Full of Certain Holdco Term Obligations.

(a) Upon the payment in full of all Holdco Term Obligations under (or defeasance thereof in accordance with the terms of) any Holdco Term Financing Document (other than the Holdco Term Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Holdco Term Financing Parties) and the expiration or termination of all commitments and other obligations under such Holdco Term Financing Document in accordance with the terms thereof, the relevant agent under such Holdco Term Financing Document shall give notice thereof to the Agents, whereupon, without further action by any Person:

(i) the former Holdco Term Financing Parties shall no longer be Holdco Term Financing Parties or a Holdco Term Secured Party under this Agreement and shall no longer have any rights or obligations under this Agreement, except for those provisions that by their terms expressly survive termination; and

(ii) the related Holdco Term Financing Document shall no longer be a Holdco Term Financing Document under this Agreement.

Section 2.04 Repayment of Holdco Term Obligations. Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) hereby unconditionally promise to pay to the Holdco Term Loan Administrative Agent for the account of the Holdco Term Lenders, and to CTCI for its own account, the unpaid amount of the Holdco Term Obligations then outstanding on the applicable Maturity Date or on any earlier date on which Holdco Term Obligations are due and payable, in each case pursuant to the New Super Senior Exit Term Credit Agreement, the Holdco Term Credit Agreement, the New Super Senior Exit CTCI Agreement, the Side Letter and the Holdco CTCI Deferred Payment Agreement, and in each case subject to the priorities set forth in Section 9.08. For the avoidance of doubt, (x) in the event of an Exit Funding Issue (CTCI), the final repayment of the Updated Primary Obligations (Lenders) shall also include the Exit Funding Issue Minimum MOIC and (y) in the event of an Exit Funding Issue (Lenders), the final repayment of Updated Primary Obligations (CTCI) shall also include the Exit Funding Issue Minimum MOIC.

Section 2.05 Prepayment of the Holdco Term Obligations.

(a) Optional Prepayments. Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) shall have the right at any time and from time to time, upon at least ten (10) Business Days’ prior written notice to the Holdco Term Loan Administrative Agent and CTCI stating the prepayment date and aggregate amount of the prepayment, to prepay the Holdco Term Obligations in whole or in part, subject to the requirements of this Section 2.05(a) and Section 2.05(c). Each partial prepayment of the Holdco Term Obligations under this Section 2.05(a) shall be in an aggregate amount at least equal to $1,000,000 and an integral multiple of $500,000 in excess thereof (or such lesser amount as may be necessary to prepay the aggregate amount then outstanding with respect to the Holdco Term Obligations in a Holdco Term Facility). No prepayment under Section 2.05(b) shall constitute a voluntary prepayment under this Section 2.05(a). Each prepayment of Holdco Term Obligations pursuant to this Section 2.05(a) shall be applied Ratably to the Holdco Term Obligations then outstanding in a Holdco Term Facility and shall be applied in accordance with Section 9.08. Each prepayment of Holdco Term Obligations shall be accompanied by payment of all accrued interest on the amount prepaid and any additional amounts required pursuant to Section 2.07.

(b) Mandatory Prepayments and Offers to Prepay.

(i) Material Document. If Holdco Borrower receives any termination payments, liquidated damages or other similar payments under the Material Documents (in each case, other than delay liquidated damages or other damages or payments of the type meant to substitute, replace or compensate the applicable Company Party for lost or otherwise forgone revenue) (“Extraordinary MPD Proceeds”), then the Holdco Borrower shall, within five (5) Business Days of the receipt of the Net Available Amount of such Extraordinary MPD Proceeds, offer to prepay the Holdco Term Obligations with an amount equal to 100% of the Net Available Amount of such Extraordinary MPD Proceeds, pursuant to a written notice sent to the Holdco Term Loan Administrative Agent and CTCI describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(i) to make such offer (each such offer to prepay referred to in this clause 2.05(b)(i), a “Material Documents Prepayment Offer”); provided that, such Net Available Amount of the Extraordinary MPD Proceeds shall be excluded from the prepayment requirements of this clause if (A) within five (5) Business Days following receipt of the Net Available Amount of Extraordinary MPD Proceeds, Holdco Borrower submits a Reinvestment Notice to the Holdco Term Loan Administrative Agent, (B) within fifteen (15) Business Days following the receipt of such Reinvestment Notice, the Holdco Term Loan Administrative Agent, acting at the reasonable direction of the Required Holdco Term Financing Parties, approves in writing the transaction(s) described in such Reinvestment Notice and (C) within one hundred eighty (180) days from the date of receipt of such Net Available Amount of Extraordinary MPD Proceeds, such Net Available Amount is applied (or committed to be applied) to the transaction(s) described in such Reinvestment Notice; provided further, that the amount of such Net Available Amount (i) not so used or committed after one hundred eighty (180) days or (ii) in respect of which the Holdco Term Loan Administrative Agent, acting at the reasonable direction of the Required Holdco Term Financing Parties, does not approve the transaction(s) described in the proposed Reinvestment Notice submitted by Holdco Borrower shall be, in each case, applied to a mandatory prepayment of the Holdco Term Loan and EPC Claims pursuant to this clause (i).

(ii) Event of Loss. With respect to any Event of Loss, if the proceeds received by the Holdco Borrower in respect of such Event of Loss are not applied to the Restoration of the related Affected Property as permitted by this Agreement, then the Holdco Borrower shall, within five (5) Business Days of the receipt of such proceeds, offer to prepay the Holdco Term Obligations with an amount equal to 100% of the Net Available Amount of such proceeds, pursuant to a written notice sent to the Holdco Term Loan Administrative Agent and CTCI describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(ii) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(ii), an “Event of Loss Prepayment Offer”).

(iii) Disposition of Assets. Without limiting the obligation of Holdco Borrower to obtain the consent of certain Holdco Term Financing Parties to any sale, transfer or other disposition of any assets or property (herein, the “Disposition”) not otherwise permitted under this Agreement, the Holdco Borrower shall, within five (5) Business Days of the receipt of such proceeds, offer to prepay the Holdco Term Obligations Ratably in an amount equal to 100% of the Net Available Amount of such proceeds on the Quarterly Date immediately following receipt by Holdco Borrower of the relevant proceeds; provided that such Net Available Amount of the Disposition shall be excluded from the prepayment requirements of this clause if (A) Holdco Borrower submits a Reinvestment Notice to Holdco Term Loan Administrative Agent and CTCI, (B) the Holdco Term Loan Administrative Agent, acting at the direction of the Required Holdco Term Financing Parties, approves the proposed reinvestment plan and (C) within one hundred eighty (180) days from the date of receipt of such Net Available Amount of the Disposition, such Net Available Amount is applied (or committed to be applied) to such acquisition; provided further, that the amount of such Net Available Amount (i) not so used or committed after one hundred eighty (180) days or (ii) in respect of which the Holdco Term Loan Administrative Agent, acting at the direction of the Required Holdco Term Financing Parties, does not approve the acquisition(s) described in the proposed Reinvestment Notice submitted by Holdco Borrower shall be, in each case, applied to a mandatory prepayment of the Holdco Term Obligations pursuant to this clause (iii). Any such offer to prepay shall be made pursuant to a written notice sent to the Holdco Term Loan Administrative Agent and CTCI describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(iii) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(iii), a “Disposition Proceeds Prepayment Offer”).

(iv) Incurrence of Debt. If Holdco Borrower issues or incurs any Indebtedness (other than Permitted Indebtedness), then Holdco Borrower shall, within one (1) Business Day of the receipt of the proceeds therefrom, offer to prepay the Holdco Term Obligations with an amount equal to 100% of the Net Available Amount of such proceeds, pursuant to a written notice sent to the Holdco Term Loan Administrative Agent and CTCI describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(iv) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(iv), a “Debt Prepayment Offer”).

(v) Excess Cash Flow Sweep. On each Annual Payment Date, commencing with the first Annual Payment Date occurring after the Closing Date, the Holdco Borrower shall apply any Excess Cash Flow in accordance with Section 9.08.

(c) Terms of All Prepayments.

(i) Unless expressly set forth otherwise, all partial and full prepayments of the Holdco Term Obligations shall be applied to the outstanding Holdco Term Obligations in accordance with Section 9.08.

(ii) Other than as specified herein with respect to Direct Costs, each prepayment of Holdco Term Obligations shall be accompanied by payment of all accrued interest on the amount prepaid, together with any additional amounts required pursuant to the applicable Holdco Term Financing Documents.

(iii) No later than ten (10) Business Days after receiving a Material Documents Prepayment Offer, an Event of Loss Prepayment Offer, a Disposition Proceeds Prepayment Offer or a Debt Prepayment Offer (the expiration of such ten (10) Business Day-period, the “Prepayment Offer Deadline”), each Holdco Term Financing Party shall advise Holdco Borrower in writing whether it has elected to accept such prepayment offer, which it shall determine in its sole discretion; provided that any Holdco Term Financing Party which shall fail to so advise Holdco Borrower by the Prepayment Offer Deadline shall have been deemed to have accepted such prepayment offer. Each of the Holdco Term Financing Parties shall have the right, but not the obligation, to accept or reject its Ratable portion of the prepayment offer by Holdco Borrower. Holdco Borrower shall have no obligation to prepay any amounts in respect of any declining Holdco Term Financing Party’s Ratable portion of the prepayment offer. In connection with any prepayment pursuant to Section 2.05(b)(i), (ii), (iii) and/or (iv), the amount of the Holdco Term Obligations prepaid shall be calculated so that the total amount of Holdco Term Obligations prepaid and the accrued but unpaid interest on such Holdco Term Obligations shall be no more than the Net Available Amount.

Section 2.06 Payments Generally; Ratable Treatment; Sharing of Setoffs.

(a) Payments by Holdco Borrower. Unless otherwise specified, Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) shall make each payment required to be made by it hereunder, or by way of transfer from Depositary Bank (whether of principal, interest, fees, or otherwise) or under any other Holdco Term Financing Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Unless otherwise notified by the Holdco Term Loan Administrative Agent or CTCI, as applicable, in writing to the Holdco Borrower, all such payments shall be made to the Holdco Term Loan Administrative Agent and CTCI for the benefit of each Agent and Holdco Term Financing Party, as applicable, at its offices:

(i) to the extent any such payments are associated with Orion Energy Partners or its Affiliates, at: Orion Energy Partners TP Agent, LLC (payment instructions: Bank Name: JP Morgan, ABA/Routing No.: 021000021, Account Name: ORION ENERGY PARTNERS TP AGENT, LLC, Account No.: 741999020, Reference: Grapevine Energy Holdings, LLC);

(ii) to the extent any such payments are associated with any other Holdco Term Lender, at: Orion Energy Partners TP Agent, LLC (payment instructions: Bank Name: JP Morgan, ABA/Routing No.: 021000021, Account Name: Orion Energy Partners TP Agent, LLC, Account No.: 758867415, Reference: Grapevine Energy Holdings, LLC); and

(iii) to the extent any such payments are associated with CTCI, at: CTCI Americas, Inc. (payment instructions: Bank Name: JPMorgan Chase Bank, N.A., ABA/Routing No.: 021000021, Account Name: CTCI Americas, Inc., Account No.: 110170062, Reference: SWIFT Code: CHASUS33),

in each case, except as otherwise expressly provided in the relevant Holdco Term Financing Document and payments that shall be made directly to the Persons entitled thereto, in each case subject to the terms of this Agreement. The Holdco Term Loan Administrative Agent and CTCI shall distribute any such payments received by it in like funds as received for account of any other Person to the appropriate recipient promptly (and in any case not more than one (1) Business Day) following receipt thereof. Payments to each Holdco Term Lender shall be made to such Holdco Term Lender in accordance with its Administrative Questionnaire. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately preceding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Holdco Term Financing Document are payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Holdco Term Loan Administrative Agent or CTCI to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied Ratably among the parties entitled thereto in accordance with the priorities set forth in Section 9.08.

(c) Ratable Treatment. Except to the extent otherwise provided herein and in each case subject to Section 9.08: (i) each payment or prepayment of principal or the primary obligations of the Holdco Term Obligations by Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) shall be made for the account of the Holdco Term Financing Parties Ratably in accordance with the priorities set forth in Section 9.08; and (ii) each payment of interest (or, with respect to the New Super Senior Exit CTCI Obligations, the O&F and any O&M Interest), on the Holdco Term Obligations by Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) shall be made for the account of the Holdco Term Financing Parties (except, in the case of prepayments under Section 2.05(b), for Holdco Term Financing Parties not receiving a principal repayment thereunder) Ratably in accordance with the priorities set forth in Section 9.08. As set forth in Section 9.08, payments of O&F will not be subject to the priorities in Section 9.08 until the conditions set forth in the provisos to the opening paragraph of Section 9.08 are met.

(d) Sharing of Payments by Holdco Term Financing Party. If any Holdco Term Financing Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or recover any amount in respect of any of its Holdco Term Obligations resulting in such Holdco Term Financing Party receiving a greater proportion of the aggregate amount of the Holdco Term Obligations and accrued interest thereon then due than the proportion received by any other Holdco Term Financing Party, then, unless otherwise agreed in writing by the Holdco Term Financing Parties, the Holdco Term Financing Party receiving such greater proportion shall purchase (for cash at face value) participations in the Holdco Term Obligations of other Holdco Term Financing Parties to the extent necessary so that the benefit of all such payments shall be shared by the Holdco Term Financing Parties Ratably in accordance with the priorities set forth in Section 9.08; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this Section 2.06(d) shall not be construed to apply to any payment made by Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Holdco Term Financing Party as consideration for the assignment of or sale of a participation in any of its Holdco Term Obligations to any assignee or Participant, other than to Holdco Borrower or any Affiliate thereof (as to which the provisions of this Section 2.06(d) shall apply) and (iii) this Section 2.06 shall not apply to the Direct Costs or O&F, provided further that no Holdco Term Financing Party shall be required to purchase a participation from a Holdco Term Financing Party rejecting its option to receive prepayments under Section 2.05(b) to the extent disproportionality results from the rejecting Holdco Term Financing Party’s election under Section 2.05(b). Holdco Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Holdco Term Financing Party acquiring a participation pursuant to the foregoing arrangements may exercise against such Holdco Term Financing Party rights of setoff and counterclaim with respect to such participation as fully as if such Holdco Term Financing Party were a direct creditor of Holdco Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Holdco Term Loan Administrative Agent or CTCI, as applicable, shall have received notice from Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) prior to the date on which any payment is due to such Agent for account of the Holdco Term Financing Parties hereunder that Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) will not make such payment, such Agent may assume that Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Holdco Term Financing Parties the amount due to them. In such event, if Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) has not in fact made such payment within one (1) Business Day after such due date, then each of the Holdco Term Financing Parties severally agrees to repay to the Holdco Term Loan Administrative Agent or CTCI, as applicable, forthwith on demand the amount so distributed to such Holdco Term Financing Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at the greater of the Federal Funds Effective Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Agents. If any Holdco Term Financing Party shall fail to make any payment required to be made by it pursuant to Section 2.07, then the Holdco Term Loan Administrative Agent or CTCI, as applicable, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Agent for account of such Holdco Term Financing Party to satisfy such Holdco Term Financing Party’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.07 Interest.

(a) Interest Rate. The Holdco Term Obligations (including any Accrued Interest and O&M Interest) shall bear interest at a rate per annum equal to the applicable Interest Rate.

(b) Default Interest. If all or a portion of the principal or the primary obligation amount of any Holdco Term Obligation, interest in respect thereof or any other amount due under the Holdco Term Financing Documents shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, then, to the extent so elected by the Holdco Term Loan Administrative Agent (acting at the direction of the Required Holdco Term Financing Parties) or CTCI, after Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) has been notified in writing by the Holdco Term Loan Administrative Agent (acting at the direction of the Required Holdco Term Financing Parties (or automatically upon the occurrence of an Event of Default pursuant to Section 7.01(f) hereof)) or CTCI, as applicable, the outstanding principal or the primary obligation amount of all Holdco Term Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum equal to the Post-Default Rate, from the date of such nonpayment or occurrence of such Event of Default, respectively, until such amount is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively.

(c) Payment of Interest. Subject to Section 2.07(e), accrued interest on each Holdco Term Obligation shall be payable in arrears on each Quarterly Date and on the applicable Maturity Date; provided that (i) interest accrued pursuant to Section 2.07(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Holdco Term Obligation, accrued interest on the principal or the primary obligation amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by the Holdco Term Loan Administrative Agent or CTCI, as applicable, and such determination shall be conclusive absent manifest error.

(e) Payment in Kind.

(i) On each Quarterly Date from the Closing Date through and including the Maturity Date, Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) may pay (x) the Interest Rate with respect to the New Super Senior Exit Term Loans, (y) the Interest Rate with respect to the obligations under the Side Letter, and (z) the O&M Interest, in each case, in kind (in lieu of payment in cash) solely to the extent the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) has insufficient cash to pay all such interest set forth in the foregoing clauses (x), (y) (and (z).

(ii) On each Quarterly Date from the Closing Date through and including December 31, 2027, Holdco Borrower shall pay the Interest Rate with respect to the New Senior Secured Term Loans and the Post-Exit CTCI DIP Deferred Payment Obligations in kind (in lieu of payment in cash).

(iii) On each Quarterly Date occurring on after December 31, 2027, (A) if any New Super Senior Exit Term Obligations, New Super Senior Exit CTCI Obligations or obligations under the Side Letter remain outstanding, Holdco Borrower shall pay all of the Interest Rate with respect to the New Senior Secured Term Loans and the Post-Exit CTCI DIP Deferred Payment Obligations in kind (in lieu of payment in cash) and (B) if no New Super Senior Exit Term Obligations, obligations under the Side Letter or New Super Senior Exit CTCI Obligations remain outstanding, Holdco Borrower may pay all of the Interest Rate with respect to the New Senior Secured Term Loans and the Post-Exit CTCI DIP Deferred Payment Obligations in kind (in lieu of payment in cash) by written election of Holdco Borrower to the Holdco Term Loan Administrative Agent and CTCI at least ten (10) Business Days prior to such Quarterly Date.

(iv) On each Quarterly Date, Holdco Borrower shall pay the Interest Rate with respect to the First Out Subordinated Senior Secured Term Loans, the Second Out Subordinated Senior Secured Term Loans, the Subordinated Senior Secured EPC Claim, the Subordinated Secured EPC Claim, the Subordinated Junior Term Loans and the Subordinated Junior EPC Claim in kind (in lieu of payment in cash).

(v) The aggregate outstanding principal or the primary obligation amount of the applicable Holdco Term Obligations shall be automatically increased on each such Quarterly Date by the amount of such interest paid in kind. For the avoidance of doubt, any portion of the Interest Rate not paid in kind shall be paid in cash.

(f) Miscellaneous. For the avoidance of doubt, (i) on each Quarterly Date prior to the Maturity Date, any interest on the Holdco Term Obligations then due and payable shall be paid, either in cash or in kind, in accordance with this Agreement and (ii) on the Maturity Date, any interest on the Holdco Term Obligations then due and payable shall be paid entirely in cash in accordance with this Agreement (including Section 9.08). All amounts of interest added to the principal or the primary obligation amount of the Holdco Term Obligations pursuant to Section 2.07(e) shall bear interest as provided herein, be payable as provided in Section 2.04 and shall be due and payable on the Maturity Date. The Holdco Term Loan Administrative Agent’s or CTCI’s, as applicable determination of the principal or the primary obligation amount of the applicable Holdco Term Obligation outstanding at any time shall be conclusive and binding, absent manifest error.

Article III

REPRESENTATIONS AND WARRANTIES

Holdco Borrower represents and warrants to each Agent and the Holdco Term Financing Parties that as of any date that the representations specified in this Article III are required to be made, with respect to all representations and warranties set forth in this Article III, and with respect to all Company Parties:

Section 3.01 Due Organization, Etc.

(a) Each Company Party is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company Party (i) has all requisite limited liability company, corporate or other organizational power and authority to own or lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted and (ii) each Company Party is duly qualified to do business and is in good standing in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted (including performance of each Material Document to which it is party), except where the failure to so qualify could not reasonably be expected to be material and adverse to the Company Parties or the Holdco Term Financing Parties. No filing, recording, publishing or other act by a Company Party that has not been made or done is necessary in connection with the existence or good standing of such Company Party.

Section 3.02 Authorization, Etc. Each Company Party has full corporate, limited liability company or other organizational powers, authority and legal right to enter into, deliver and perform its respective obligations under each of the Holdco Term Financing Documents to which it is a party and to consummate each of the transactions contemplated herein and therein, and has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance by it of each of the Holdco Term Financing Documents to which it is a party. Each of the Holdco Term Financing Documents to which any Company Party is a party has been duly executed and delivered by such Company Party and is in full force and effect and constitutes a legal, valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its respective terms, except as enforcement may be limited (i) by Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) by implied covenants of good faith and fair dealing.

Section 3.03 No Conflict. The execution, delivery and performance by the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) of each of the Holdco Term Financing Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by it, as well as the consummation of the transactions contemplated herein and therein, do not and will not (i) conflict with the Organizational Documents of the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company), (ii) conflict with or result in a breach of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) is a party or by which it is bound or to which the Holdco Borrower’s (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company’s) property or assets are subject (other than any Material Document to which the Holdco Borrower is a party), except where such contravention or breach could not reasonably be expected to be material and adverse to the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) or Holdco Term Financing Parties, (iii) conflict with or result in a breach of, or constitute a default under, any Material Document to which the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) is a party, (iv) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law, except where such contravention or breach could not reasonably be expected to have a Material Adverse Effect, or (v) with respect to the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company), result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Holdco Borrower’s or the Refinery Company’s property or the Collateral.

Section 3.04 Approvals, Etc. Each Company Party (a) has obtained all material Authorizations required by any Governmental Authority under any Applicable Law, in each case that are necessary for such Company Party’s then-current business activities (other than (x) those Authorizations that are immaterial and are ministerial in nature and can reasonably be expected to be obtained in due course, without materially adverse conditions or requirements, on or before the date required and (y) those Authorizations which are required to be obtained due to a change in law arising after the Closing Date) and (b) is in compliance with all Authorizations except such non-compliance as would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, each Authorization that has not yet been obtained is reasonably expected to be obtained in due course, without materially adverse conditions or requirements and prior to the time the same is required to be obtained.

Section 3.05 No Material Adverse Effect. Since the Closing Date, no event, change or condition has occurred that has caused, or could be reasonably expected to cause, a Material Adverse Effect.

Section 3.06 Litigation. Except as set forth on Schedule 3.06, there is no pending or, to the knowledge of any Authorized Representative of any Company Party, threatened (in writing) litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority (in the case of any of the foregoing not involving the Company Parties, to the knowledge of any Authorized Representative of any Company Party) (i) seeking to restrain or prohibit the consummation of the transactions contemplated by the Holdco Term Financing Documents, (ii) purporting to affect the legality, validity or enforceability of any of the Holdco Term Financing Documents, (iii) that affects the Refinery or any material part of the Site or (iv) that affects the business of the Company Parties, in the case of clauses (iii) and (iv), that has caused, or could be reasonably expected to cause, a Material Adverse Effect.

Section 3.07 Authorizations; Environmental Matters. Except as set forth on Schedule 3.07:

(a) each Company Party and the Refinery is now and has been in compliance with all applicable Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect;

(b) each Company Party or the Refinery, as applicable, (i) holds or has applied for all material Authorizations required for any of its current operations or for any property owned, leased or otherwise operated by it; and (ii) is and has been in compliance with all Authorizations required under Applicable Laws, except, in each case, as would not be reasonably expected to have a Material Adverse Effect;

(c) there are no past, pending or, to the knowledge of an Authorized Representative of any Company Party, threatened, Environmental Claims asserted against any Company Party or the Refinery, including any consent decrees, orders, settlements or other written agreements relating to compliance or liability with Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect;

(d) there has been no Release or threat of Release of Hazardous Materials at, on, from or under the Site or any other real property currently or formerly owned, leased or operated by any Company Party, except in each case in compliance with Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect;

(e) there have been no material environmental investigations, studies, audits, reviews or other analyses conducted by any Company Party in relation to the Refinery which disclose any potential basis for Environmental Claims, except as would not be reasonably expected to have a Material Adverse Effect; and

(f) each Company Party has made available copies of all material reports, correspondence and other documents in its possession, or reasonable control regarding compliance by any of the Company Parties, or potential liability of any of the Company Parties under Environmental Laws or Authorizations required under Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect.

This Section 3.07 sets forth the only representations and warranties of the Company Parties related to any Environmental Claims, Environmental Laws, Hazardous Materials or any other environmental matters.

Section 3.08 Compliance with Laws and Obligations. Subject to Section 3.07, each Company Party is in compliance with all Applicable Laws applicable to the Company Parties, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Taxes. Except as specified on Schedule 3.09, each Company Party has timely filed or caused to be filed all material tax returns and reports required to have been filed by it and has paid or has caused to be paid all material taxes required to have been paid by it (whether or not shown as due on any tax returns), other than (i) taxes that are being contested in accordance with the Permitted Contest Conditions or (ii) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur which has or could reasonably be expected to have a Material Adverse Effect. Each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Pension Plan has occurred resulting in any liability that has remained underfunded and no Lien against any Company Party or any of its ERISA Affiliates in favor of the PBGC or a Pension Plan has arisen during the five-year period prior to the date hereof. None of the Company Parties or any of its ERISA Affiliates has incurred any liability in an amount which has or could reasonably be expected to have a Material Adverse Effect on account of a complete or partial withdrawal from a Multiemployer Plan.

(b) None of the Company Parties has incurred any obligation which has or could reasonably be expected to have a Material Adverse Effect on account of the termination or withdrawal from any Foreign Plan.

Section 3.11 Foreign Assets Control Regulations; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) None of the Company Parties, and none of their respective officers or directors, or, to any of the Company Parties’ knowledge, their respective Affiliates or agents (in their capacity as such) (i) is a Sanctioned Person; or (ii) engages in any dealings or transactions in or with a Sanctioned Country or a Sanctioned Person or that are otherwise prohibited by Sanctions.

(b) Each of the Company Parties has implemented and currently maintains or is subject to policies and procedures designed to ensure compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(c) Each of the Company Parties and their respective officers, directors, employees and, to the Company Parties’ knowledge, agents (in their capacity as such) are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d) No part of the proceeds of the Holdco Term Loans or EPC Claims will be used, directly or knowingly indirectly (i) in violation of the FCPA, Anti-Money Laundering Laws or Sanctions or (ii) to offer or make payments or to take any other action that would constitute a violation, or implicate any Holdco Term Financing Party, Holdco Term Loan Administrative Agent, Holdco Term Collateral Agent or their respective Affiliates in a violation, of Anti-Corruption Laws or applicable Sanctions.

(e) Each of the Company Parties has disclosed all facts known to it regarding (a) all claims, damages, liabilities, obligations, losses, penalties, actions, judgment, and/or allegations of any kind or nature that are asserted against, paid or payable by such Person, any of its Affiliates or any of its representatives in connection with non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person, and (b) any investigations involving possible non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person or such Affiliate or such representative. No proceeding by or before any Governmental Authority involving any Company Party with respect to Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws is pending or, to the knowledge of the Company Parties, threatened.

Article IV

CONDITIONS

Section 4.01 Conditions to Closing Date. The occurrence of the Closing Date and the effectiveness of this Agreement and each other Holdco Term Financing Document are subject to the receipt by the Agents (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the satisfaction of the Holdco Term Loan Administrative Agent and CTCI (unless waived in accordance with Section 10.02):

(a) Holdco Term Financing Documents. Each of the Holdco Term Financing Documents shall have been duly executed and delivered by each of the Holdco Borrower, the Refinery Company, the Agents and Holdco Term Financing Parties intended to be parties thereto and shall be in full force and effect.

(b) Corporate Documents. The Agents shall have received:

(i) copies of the Holdco Borrower’s Organizational Documents, which Organizational Documents shall be (1) certified by an Authorized Representative of the Holdco Borrower, and (2) with respect to Organizational Documents that are charter documents, certified as of a recent date (not more than ten (10) days prior to the Closing Date) by the appropriate governmental official,

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of the Holdco Borrower to be issued by a Secretary of State (or other similar official) and dated within ten (10) days of the Closing Date, and

(iii) a certificate from an Authorized Representative of the Holdco Borrower dated the Closing Date (i) attesting to the resolutions of the Holdco Borrower’s members, managers or other governing body authorizing its execution, delivery, and performance of the Holdco Term Financing Documents to which it is a party, (ii) authorizing specific officers or other authorized persons of the Holdco Borrower to execute the same, (iii) attesting to the incumbency and signatures of such specific officers or other authorized persons of the Holdco Borrower; and (iv) confirming satisfaction of the conditions set forth in this Section 4.01 (other than with respect to whether any document, event or circumstance is satisfactory or otherwise acceptable to the Agents or any Holdco Term Financing Party).

(c) Fees and Expenses. The Holdco Borrower shall have paid all reasonable and documented out-of-pocket fees, costs and expenses of the Agents and the Holdco Term Financing Parties to the extent due and payable on the Closing Date in accordance with the Approved Plan.

(d) Representations and Warranties. The representations and warranties of the Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) set forth in the Holdco Term Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(e) Collateral Perfection Matters. The Agents shall have received:

(i) appropriately completed UCC financing statements (Form UCC-l), which have been duly authorized for filing by the appropriate Person, naming Holdco Borrower as debtor and Holdco Term Collateral Agent as secured party, in form appropriate for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Holdco Term Security Documents, covering the applicable Collateral;

(ii) copies of UCC, judgment lien, tax lien and litigation lien search reports, which reports will be dated a recent date reasonably acceptable to the Holdco Term Loan Administrative Agent and CTCI, listing all effective financing statements that name Holdco Borrower as debtor and that are filed in the jurisdictions in which the UCC-1 financing statements will be filed in respect of the Collateral, none of which shall cover the Collateral except to the extent evidencing Permitted Liens;

(iii) appropriately completed copies of all other recordings and filings of, or with respect to, the Holdco Term Security Documents as may be reasonably requested by Holdco Term Collateral Agent and necessary to perfect the security interests purported to be created by the Holdco Term Security Documents; and

(iv) evidence that all other actions reasonably requested by Holdco Term Collateral Agent and necessary to perfect and protect the security interests purported to be created by the Holdco Term Security Documents entered into on or prior to the Closing Date have been taken immediately prior to the occurrence of the Closing Date.

(f) Security Documents. The security interests in and to the Collateral as of the Closing Date intended to be created under the Holdco Term Security Documents in effect as of the Closing Date shall have been created in favor of the Holdco Term Collateral Agent for the benefit of the Holdco Term Secured Parties, are in full force and effect and the necessary notices, consents, acknowledgments, filings, registrations and recordings to preserve, protect and perfect the security interests in such Collateral have been made immediately prior to the occurrence of the Closing Date such that the security interests granted in favor of the Holdco Term Collateral Agent for the benefit of the Holdco Term Secured Parties are filed, registered and recorded and will constitute a first priority, perfected security interest in such Collateral free and clear of any Liens, other than Permitted Liens, and all related recordation, registration and/or notarial fees of such Collateral have been paid to the extent required.

(g) Chapter 11 Cases.

(i) The Approved Plan shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order.

(ii) All conditions precedent to the effectiveness of the Approved Plan shall have been satisfied (or waived in accordance with the terms thereof).

(iii) The Confirmation Order shall be in full force and effect and not be subject to any stay or appeal, except for any appeal, the result of which would not have a materially adverse effect on the rights and interests of the Holdco Term Secured Parties (taken as a whole) and their respective Affiliates, which shall be a permissible appeal the pendency of which shall not prevent the occurrence of the Closing Date.

Article V

AFFIRMATIVE COVENANTS

The Holdco Borrower hereby agrees that from and after the Closing Date, with respect to itself and each of the other Company Parties, in all respects:

Section 5.01 Corporate Existence; Etc. The Holdco Borrower shall, and shall cause each Company Party to, at all times preserve and maintain in full force and effect (a) subject to the proviso of Section 6.07(b), its existence as a corporation or a limited liability company, as applicable, in good standing under the laws of the jurisdiction of its organization and (b) except as would not reasonably be expected to cause a Material Adverse Effect, its qualification to do business and its good standing in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary.

Section 5.02 Conduct of Business. The Holdco Borrower shall cause each applicable Company Party to operate, maintain and preserve or cause to be operated, maintained and preserved, the Site in accordance in all material respects with the requirements of the Material Documents to which it is a party and in compliance, in all material respects, with Applicable Laws and Authorizations by Governmental Authorities and the terms of its insurance policies.

Section 5.03 Compliance with Laws and Obligations. The Holdco Borrower shall, and shall cause each Company Party to:

(a) comply with all Applicable Laws and Authorizations, including applicable Environmental Laws and occupational health and safety regulations, except to the extent any non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(b) comply with and perform its respective contractual obligations, and enforce against other parties their respective contractual obligations, under each Material Document to which it is a party except to the extent any non-compliance or non-enforcement, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

(c) comply with and not violate applicable Sanctions, Anti-Money Laundering Laws, the FCPA or any other Anti-Corruption Laws or undertake or cause to be undertaken any Anti-Corruption Prohibited Activity.

Section 5.04 Maintenance of Title. The Holdco Borrower shall, and shall cause each Company Party to, maintain (a) good title to the material property owned by such Company Party free and clear of Liens, other than Permitted Liens; (b) legal and valid and subsisting leasehold interests to the material properties leased by such Company Party, free and clear of Liens, other than Permitted Liens; and (c) legal and valid possessory rights to the material properties possessed and not otherwise held in fee or leased by such Company Party.

Section 5.05 Insurance.

(a) The Holdco Borrower shall, and shall cause each Company Party to, maintain or cause to be maintained in all material respects on its behalf in effect at all times (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, from financially sound insurance companies of recognized responsibility.

(b) The Holdco Borrower shall, and shall cause each Company Party to, maintain or cause to be maintained the insurance required to be maintained pursuant to the Material Documents in accordance with the terms of the same.

(c) Loss Proceeds of the insurance policies provided or obtained by or on behalf of the Holdco Borrower shall be required to be paid by the respective insurers directly to the Collateral Account. If any Loss Proceeds that are required under the preceding sentence to be paid to the Collateral Account are received by any other Person, such Loss Proceeds shall be received in trust for the Holdco Term Collateral Agent, shall be segregated from other funds of the recipient, and shall be forthwith paid into the Collateral Account, in the same form as received (with any necessary endorsement).

Section 5.06 Payment of Taxes, Etc. The Holdco Borrower shall, and shall cause each Company Party to, pay and discharge, before the same shall become delinquent: (a) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property to the extent required under Applicable Law and (b) all material lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien of the type referenced in clause (a)(i) of the definition of Permitted Lien) upon its property; provided that such Company Party shall not be required to pay or discharge any such tax, assessment, charge or claim for so long as (x) such Company Party satisfies the Permitted Contest Conditions in relation to such tax, assessment, charge or claim or (y) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.07 Financial Statements; Other Reporting Requirement. The Holdco Borrower shall furnish to the Holdco Term Loan Administrative Agent and CTCI:

(a) the financial statements required under Section 9.06 of the Holdco Borrower LLC Agreement (as in effect on August 11, 2025); and

(b) the financial statements and reports to the extent delivered to Vitol pursuant to Section 5.01 of the Vitol RCF Agreement.

Section 5.08 Notices. The Holdco Borrower shall promptly (and in any event within five (5) Business Days) upon an Authorized Representative of the Holdco Borrower obtaining knowledge thereof, give notice to the Holdco Term Loan Administrative Agent and CTCI of:

(a) notice of the occurrence of any force majeure claim, change order request, indemnity claim, dispute, breach or default under any of the Material Documents, to the extent in any such case, such event could reasonably be expected to have a cost or impact to one or more Company Parties equal to or in excess of $2,000,000;

(b) details of any change of Applicable Law that would reasonably be expected to have a Material Adverse Effect;

(c) any material notice or communication given to or received (i) from creditors of any Company Party generally or (ii) in connection with any Material Document;

(d) notice received by it with respect to the cancellation of, adverse change in, or default under, any insurance policy required to be maintained in accordance with Section 5.06;

(e) the filing or commencement of any litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority against or affecting any Company Party, the Site or the Refinery that, if adversely determined, could reasonably be expected to result in liability to any Company Party in an aggregate amount exceeding $500,000 or be materially adverse to the interests of the Company Parties;

(f) the occurrence of a Default or an Event of Default or an incipient or mature event of default or termination event under a Midco Financing Document;

(g) any material written amendment of any Material Document, and correct and complete copies of any Material Documents executed after the Closing Date, in either case, within seven (7) days after execution thereof;

(h) any Environmental Claim by any Person against, or with respect to the activities of, the Company Parties or the Refinery and any alleged violation of or non-compliance with any Environmental Laws or any Authorizations required by Environmental Laws applicable to any Company Party or the Refinery that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(i) the occurrence of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, together with a written notice setting forth the nature thereof and the action, if any, that such Company Party proposes to take with respect thereto;

(j) the sale, lease, transfer or other Disposition of, in one transaction or a series of transactions, all or any part of its property in excess of $500,000 per individual Disposition or $1,000,000 in the aggregate per annum for all such Dispositions and/or Events of Loss;

(k) the occurrence of a Bankruptcy of any Company Party or Material Counterparty;

(l) notice of any condemnation, taking by eminent domain or other taking or seizure by a Governmental Authority with respect to a material portion of the Refinery or the Site;

(m) notice of the receipt or delivery in writing of any material force majeure claim, material change order request, material indemnity claim, material dispute, material breach or default, or other material written communication under any Material Documents; and

(n) within three (3) days, any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect after the Closing Date.

Section 5.09 Use of Proceeds.(a) The Holdco Term Obligations (other than the New Super Senior Exit Term Loans, the obligations under the Side Letter and the New Super Senior Exit CTCI Obligations) shall be used solely to consummate the conversion of certain existing obligations of the Company Parties as set forth in Section 2.01, (b) the New Super Senior Exit Term Loans and the funds received by the Holdco Borrower from the reimbursement of Paid Professional Fees (as defined in the Side Letter) shall be used solely for working capital and general corporate purposes of the Company Parties, (c) the New Super Senior Exit CTCI Obligations shall be used for payment of costs and expenses of the Company Parties pursuant to the New Super Senior Exit CTCI Agreement and (d) the Additional Professional Fees (as defined in the Side Letter) shall be used for payment as of the Closing Date of CTCI Holdco Counsel’s professional fees pursuant thereto.

Section 5.10 Security. The Holdco Borrower shall preserve and maintain the security interests granted under the Holdco Term Security Documents and undertake all actions which are necessary or appropriate to: (a) subject to Permitted Liens, maintain the Holdco Term Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof) and (b) subject to Permitted Liens, preserve and protect the Collateral and protect and enforce the Holdco Borrower’s rights and title and the rights of the Holdco Term Collateral Agent and the other Holdco Term Secured Parties to the Collateral, including, if requested, the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation; provided that this Section 5.10 shall not apply to the Subordinated Junior Term Facility or the Subordinated Junior EPC Claim.

Section 5.11 Further Assurances. The Holdco Borrower shall execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of any Agent all such instruments and documents as are necessary or appropriate to carry out the intent and purpose of the Holdco Term Financing Documents (including filings, recordings or registrations required to be filed in respect of any Holdco Term Security Document or assignment thereto) necessary to maintain, to the extent permitted by Applicable Law, the Holdco Term Collateral Agent’s perfected security interest in the Collateral (subject to Permitted Liens) to the extent and in the priority required pursuant to the Holdco Term Financing Documents; provided that this Section 5.11 shall not apply to the Subordinated Junior Term Facility or the Subordinated Junior EPC Claim.

Section 5.12 Collateral Accounts.

(a) The Holdco Borrower shall at all times after the Deposit Account Deadline maintain the Collateral Account and any other account permitted herein in accordance with this Agreement and the Holdco Term Financing Documents; provided that this Section 5.12 shall not apply to the Subordinated Junior Term Facility or the Subordinated Junior EPC Claim. The Holdco Borrower shall not maintain any securities accounts or bank accounts other than the Collateral Account.

(b) The Holdco Borrower shall at all times deposit and maintain, or cause to be deposited and maintained, all Holdco Borrower Revenues, insurance proceeds and other amounts received into the Collateral Account in accordance with this Agreement and the other Holdco Term Financing Documents and request or make only such payments and transfers out of the Collateral Account as permitted by this Agreement and the other Holdco Term Financing Documents.

Notwithstanding anything to the contrary herein, any actions expressly permitted under the Holdco Borrower LLC Agreement or approved by the Board (as defined in the Holdco Borrower LLC Agreement) thereunder shall be permitted under this Article V and be deemed to not be a Default or Event of Default; provided that CTCI’s prior written consent shall be required for any applicable matter listed on Annex II all as set forth therein, and the failure to obtain such consent shall be an Event of Default.

Article VI

NEGATIVE COVENANTS

Until all Holdco Term Obligations have been paid in full, the Holdco Borrower, on behalf of itself and each other Company Party, covenants and agrees with the Holdco Term Loan Administrative Agent and the Holdco Term Financing Parties that:

Section 6.01 Subsidiaries. The Holdco Borrower shall not (a) form or have any Subsidiary (other than as set forth on Schedule 6.01) or (b) subject to Section 6.04 hereof, own, or otherwise Control any Capital Stock in, any other Person.

Section 6.02 Indebtedness. The Holdco Borrower shall not, and shall not permit any other Company Party to, create, incur, assume or suffer to exist any Indebtedness, other than (without duplication) (each of the following, “Permitted Indebtedness”):

(a) (i) Indebtedness incurred under the Holdco Term Financing Documents and (ii) Indebtedness incurred under the New Super Senior Exit Term Facility, the Side Letter and the New Super Senior Exit CTCI Agreement (assuming for purposes of this clause that the New Super Senior Exit CTCI Obligations and obligations under the Side Letter constitute Indebtedness), in an aggregate principal amount of up to $86,000,000 plus any interest that is paid in kind pursuant to Section 2.07(e), and any Permitted Refinancing (Exit) of such Indebtedness;

(b) Indebtedness (including indebtedness for borrowed money, discounting of receivables, or prepayment or similar transactions) incurred in connection with the Vitol Transaction Documents (in a principal amount of up to $125,000,000 for the Vitol RCF Agreement) and any Permitted Refinancing thereof;

(c) Indebtedness between or among the Company Parties; provided that all such Indebtedness of the Holdco Borrower shall be fully subordinated in lien priority and right of payment to the Holdco Term Obligations on terms that are reasonably acceptable to the Required Holdco Term Financing Parties;

(d) in respect of the Holdco Borrower, current accounts payable not more than ninety (90) days past due or which are being contested in accordance with the Permitted Contest Conditions, interest thereon, regulatory bonds, surety obligations and accrued expenses incurred, in the ordinary course of business;

(e) in respect of the Holdco Borrower, Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business, or (ii) arising under or in connection with cash management services in the ordinary course of business;

(f) in respect of the Holdco Borrower, other Indebtedness that does not constitute debt for borrowed money not to exceed $1,000,000 in the aggregate at any time outstanding;

(g) in respect of the Midco Company Parties, any other Indebtedness permitted under (x) the Vitol RCF Agreement as in effect on the Closing Date or (y) any Permitted Refinancing of the Vitol RCF Agreement; and

(h) to the extent constituting Indebtedness, amounts due and owing to the GUC Trust (as defined therein) under that certain Earnout Agreement among the Holdco Borrower, Province Fiduciary Services, LLC, as the GUC Trustee, and the other parties thereto.

Section 6.03 Liens, Etc. The Holdco Borrower shall not, and shall not permit any other Company Party to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than Permitted Liens.

Section 6.04 Investments, Advances, Loans. The Holdco Borrower shall not, and shall not permit any other Company Party to, make any advance, loan or extension of credit to, or make any acquisitions of or Investments (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person, other than:

(a) Investments in the common equity of another Company Party;

(b) Investments consisting of intercompany loans among Company Parties to the extent consented to by the Holdco Term Loan Administrative Agent (in its reasonable discretion);

(c) Cash Equivalents;

(d) extensions of trade credit in the ordinary course of business;

(e) to the extent constituting investments, investments in contracts to the extent otherwise permitted under the Holdco Term Financing Documents;

(f) Investments in existence on the Closing Date and identified on Schedule 6.04; and

(g) with respect to the Midco Company Parties, any other Investments permitted under (x) the Vitol RCF Agreement as in effect on the Closing Date or (y) any Permitted Refinancing of the Vitol RCF Agreement.

Section 6.05 Business Activities; Passive Holding Company.

(a) The Holdco Borrower shall not, and shall not permit any other Company Party to, at any time conduct any activities other than those related to the Permitted Business and any activities incidental to the foregoing.

(b) The Holdco Borrower shall not hold any assets other than (i) the Capital Stock in its direct Subsidiaries as permitted hereunder, (ii) assets, properties or rights that are not capable of being sold, assigned, transferred or conveyed without the consent of any other Person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any Applicable Law, (iii) minute books and other corporate books and records of the Holdco Borrower, (iv) other miscellaneous non-material assets and (v) the Collateral Account and Investments in assets that are cash or Cash Equivalents therein.

Section 6.06 Restricted Payments. The Holdco Borrower shall not, and shall not permit any other Company Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than (a) any Restricted Payments by a Company Party to another Company Party and (b) with respect to the Midco Company Parties, any Restricted Payments permitted by (x) the Vitol RCF Agreement as in effect on the Closing Date or (y) any Permitted Refinancing of the Vitol RCF Agreement.

Section 6.07 Fundamental Changes; Asset Dispositions and Acquisitions. The Holdco Borrower shall not, and shall not permit any other Company Party to:

(a) in respect of the Holdco Borrower, in one transaction or a series of transactions, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person or sell, transfer or otherwise dispose of (i) all or substantially all of its assets to any other Person or (ii) any of the Pledged Equity Interests (as defined in the Holdco Term Security Agreement);

(b) in respect of the Holdco Borrower, change its legal form, liquidate or dissolve;

(c) in respect of any Company Party, make or agree to make any amendment to its Organizational Documents to the extent that such amendment could reasonably be expected to be materially adverse to the interests of the Agents or the Holdco Term Financing Parties;

(d) with respect to any Midco Company Party, purchase, acquire or lease (as lessee) any assets other than those purchases, acquisitions and/or leases permitted under the Midco Financing Documents; or

(e) with respect to any Midco Company Party, convey, sell, lease (as lessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its property other than the conveyances, sales, leases, transfers or dispositions permitted under the Midco Financing Documents.

Section 6.08 Accounting Changes. The Holdco Borrower shall not, and shall not permit any other Company Party to, change its fiscal year.

Section 6.09 Transactions with Affiliates. The Holdco Borrower shall not, and shall not permit any other Company Party to, directly or indirectly enter into any transaction or series of related transactions with an Affiliate of such Company Party, except for (i) transactions set forth on Schedule 6.09, (ii) Restricted Payments permitted under Section 6.06, (iii) equity contributions from one or more Equity Shareholders of Holdco Borrower made to one or more Company Parties, (iv) to the extent constituting a transaction with an Affiliate, the Entara Agreement and the Holdco Term Financing Documents, (v) transactions in the ordinary course of such Company Party’s (and such Affiliate’s) business and upon fair and reasonable terms no less favorable to such Company Party than it would obtain in comparable arm’s-length transactions with a Person acting in good faith which is not an Affiliate and (vi) transactions among Company Parties.

Notwithstanding anything to the contrary herein, any actions expressly permitted under the Holdco Borrower LLC Agreement or approved by the Board (as defined in the Holdco Borrower LLC Agreement) thereunder shall be permitted under this Article VI and be deemed to not be a Default or Event of Default; provided that CTCI’s prior written consent shall be required for any applicable matter listed on Annex II all as set forth therein, and the failure to obtain such consent thereunder shall be an Event of Default.

Article VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) shall fail to pay any principal or the primary obligation amount of any Holdco Term Obligations (including any Accrued Interest and O&M Interest that has been added to principal or primary obligations) when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal or the primary obligations due pursuant to Section 2.05(b), at a date fixed for prepayment thereof; or

(b) Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) shall fail to pay, when the same shall be due and payable, (i) any interest on any Holdco Term Obligations and such failure is not cured within five (5) Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable under this Agreement or under any other Holdco Term Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days; or

(c) any representation or warranty made by or deemed made by the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) in this Agreement or any other Holdco Term Financing Document, or in any certificate or other document furnished to any Holdco Term Financing Party by or on behalf of the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) in accordance with the terms hereof or thereof shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed or furnished (or, in the case of any such representation or warranty under this Agreement or any other Holdco Term Financing Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made; provided that such misrepresentation or such incorrect statement shall not constitute an Event of Default if (i) such condition or circumstance is not reasonably expected to result in a Material Adverse Effect and (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement (or as to cure the adverse effects of such misstatement) within thirty (30) days after obtaining notice of such Default; provided, further that, if (A) such Default is not reasonably susceptible to cure within such thirty (30) days, (B) the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period); or

(d) the Holdco Borrower shall fail to observe or perform any covenant or agreement, as applicable, contained in:

(i) Sections 5.01 (as to existence) or Article VI; or

(ii) Section 5.07(a), and such failure has continued unremedied for a period of thirty (30) days; or

provided, that any such Event of Default that occurs and is continuing solely as a result of a failure of the Holdco Borrower to provide a notice, a report, a budget, a certificate, financial statements or a similar written deliverable pursuant to Sections 5.07 or 5.08 (other than Section 5.08(d)) (collectively a “Reporting Deliverable”) prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the Agents within the applicable cure period set forth under this Section 7.01(d), notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed under Sections 5.07 or 5.08; or

(e) the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Holdco Term Financing Document (other than those specified in clause (a), (b), (c) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) days; provided that, if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30) day period); provided, that any such Event of Default that occurs and is continuing solely as a result of a failure of the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) to provide a Reporting Deliverable prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the Agents within the applicable cure period set forth under this Section 7.01(e), notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed under Sections 5.07 or 5.08; or

(f) a Bankruptcy occurs with respect to any Company Party; or

(g) there is entered against any Company Party (i) a final judgment or order for the payment of money in an amount exceeding $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) (i) any Holdco Term Security Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or the enforceability thereof shall be challenged in writing by the Holdco Borrower, (B) ceases to provide (to the extent permitted by law and to the extent required by the Holdco Term Financing Documents) a first priority perfected Lien on the assets purported to be covered thereby in favor of the Holdco Term Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or (C) becomes unlawful or is declared void or (ii) any Holdco Term Financing Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or (B) becomes unlawful or is declared void; provided that this Section 7.01(h) shall not apply to the Subordinated Junior Term Facility or the Subordinated Junior EPC Claim; or

(i) an ERISA Event has occurred which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(j) an uninsured Event of Loss or a Condemnation shall occur which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(k) any Company Party shall (i) default in making any payment of any principal, interest or premium of any Indebtedness (excluding the Holdco Term Obligations) on the scheduled or original due date with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in each case, beyond any grace periods applicable thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, beyond any grace periods applicable thereto, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (k) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (k) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000 (including, without limitation, the Indebtedness represented by the Midco Financing Documents); provided, further, that clause (ii) of this paragraph (k) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; or

(l) there is a breach of Annex II to this Agreement;

then, and in every such event (other than an event with respect to the Holdco Borrower or the Refinery Company described in clause (f) of this Section), notwithstanding anything herein or in any Holdco Term Financing Document to the contrary, and at any time thereafter during the continuance of such event, the Holdco Term Loan Administrative Agent and the Holdco Term Collateral Agent (each acting at the direction of (x) during the Standstill Period, the Required Holdco Term Financing Parties and CTCI or (y) after the Standstill Period, the Required Holdco Term Financing Parties (provided however that CTCI’s prior written consent shall be required for any applicable matter listed on Annex II all as set forth therein and the failure to obtain that consent shall be an Event of Default)) may (but shall not be obligated to unless directed by the relevant parties in the foregoing clause (x) or (y), as applicable), by notice to the Holdco Borrower, take any or all of the following actions, at the same or different times:

(i) (A) terminate the New Super Senior Exit Term Commitments and thereupon the New Super Senior Exit Term Commitments shall terminate immediately, (B) terminate any amounts available to be expended pursuant to the New Super Senior Exit CTCI Agreement and any such availability shall terminate immediately, and (C) declare the Holdco Term Obligations then outstanding to be due and payable in whole (or in part, in which case any Direct Costs, principal or primary obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Direct Costs, principal or the primary obligations of the Holdco Term Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other Holdco Term Obligations of the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) accrued hereunder and under the Holdco Term Financing Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company); and in case of any event with respect to the Holdco Borrower or the Refinery Company described in clause (f) of this Section, the New Super Senior Exit Term Commitments and amounts available to be expended pursuant to the New Super Senior Exit CTCI Agreement shall automatically terminate and the Direct Costs and O&F, principal or the primary obligations of the Holdco Term Obligations, together with accrued interest (including O&M Interest) thereon and all fees and other Holdco Term Obligations of the Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) accrued hereunder and under the Holdco Term Financing Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) and the Holdco Term Financing Parties.

(ii) charge the Post-Default Rate under and as defined in the Holdco Term Financing Documents;

(iii) enforce the Liens and security interests that secure the Holdco Term Obligations and take any other action or exercise any other right or remedy (including without limitation, with respect to the Liens in favor of the Holdco Term Collateral Agent on behalf of the Secured Parties) available under the Holdco Term Financing Documents or Applicable Law;

(iv) sell any Collateral (and release any Liens or security interests that secure the Holdco Term Obligations in connection therewith); and

(v) if determined by the Required Holdco Term Financing Parties, CTCI and the Holdco Term Loan Administrative Agent, upon written notice to the Holdco Borrower, to cause to be converted all or any portion of the Holdco Term Obligations into a senior series of equity in the Holdco Borrower (but subject to the waterfall provisions set forth in Section 9.08 as to application of funds) or cause any or all of the Holdco Term Obligations to be forgiven and cancelled.

Notwithstanding anything to the contrary in this Section 7.01 or this Agreement, after the Standstill Period, in connection with any transaction that is (x) a Company Party initiated Bankruptcy, Company Sale Transaction, Drag-Along Sale, an issuance of New Securities or Disposition (to the extent constituting a material part of the Company Parties’ business) or (y) an exercise of remedies pursuant to Section 7.01, including the actions referred to in clauses (i) through (v) of the end of Section 7.01 (such transaction, an “End of Term Transaction”), and the effect of such End of Term Transaction applies Ratably to all Holdco Term Obligations with identical priority under Section 9.08, then the consent rights of CTCI pursuant to Sections 1(c), (e), (f) and (g) of Annex II shall not apply and any other consent rights of CTCI to such End of Term Transaction and any other action reasonably incidental thereto in any other Holdco Term Financing Document shall not apply.

Article VIII

THE AGENTS

Section 8.01 Appointment and Authorization of the Holdco Term Collateral Agent.

(a) Each of the Holdco Term Loan Administrative Agent (on behalf of the Holdco Term Lenders) and CTCI hereby irrevocably appoints the Holdco Term Collateral Agent to act on its behalf as its agent hereunder and under the other Holdco Term Financing Documents and authorizes such Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Holdco Term Collateral Agent, by executing this Agreement, hereby accepts such appointment. The provisions of this Article are solely for the benefit of the Holdco Term Collateral Agent and the Holdco Term Financing Parties (other than the express rights of Holdco Borrower under Section 8.06), and the Holdco Borrower shall have no rights as a third party beneficiary of any of such provisions.

(b) The Holdco Term Collateral Agent is hereby authorized to execute, deliver and perform each of the Holdco Term Financing Documents to which such Agent is intended to be a party. The Holdco Term Collateral Agent hereby agrees, and each Holdco Term Financing Party hereby authorizes such Agent, to enter into the amendments and other modifications of the Holdco Term Security Documents (subject to Section 10.02(b)). In addition, prior to the discharge of all Holdco Term Obligations, without further written consent or authorization from the Holdco Term Financing Parties, the Holdco Term Collateral Agent may execute any documents or instruments necessary in connection with a sale or disposition of assets permitted by this Agreement and permitted by the other applicable Holdco Term Financing Documents, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the requisite Holdco Term Financing Parties have otherwise consented.

Section 8.02 Rights as a Holdco Term Financing Party. The Holdco Term Collateral Agent shall have the same rights and powers in its capacity as a Holdco Term Financing Party as any other Holdco Term Financing Party and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdco Borrower or any of Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 8.03 Duties of Agent; Exculpatory Provisions. The Holdco Term Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Holdco Term Financing Documents. All communications, notices, financial statements, projections, reports and other information received by the Holdco Term Collateral Agent in relation to Holdco Term Financing Documents must be provided to each Holdco Term Lender and CTCI within one (1) Business Day after receipt. Without limiting the generality of the foregoing, the Holdco Term Collateral Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Holdco Term Financing Documents that such Agent is required to exercise, and (c) shall not, except as expressly set forth herein and in the other Holdco Term Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdco Borrower or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as an Agent or any of its Affiliates in any capacity. The Holdco Term Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Holdco Term Financing Parties or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. The Holdco Term Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Holdco Borrower or a Holdco Term Financing Party, and the Holdco Term Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Holdco Term Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Holdco Term Financing Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04 Reliance by Holdco Term Collateral Agent. The Holdco Term Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Holdco Term Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Holdco Term Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Holdco Term Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. The Holdco Term Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Holdco Term Collateral Agent and any such sub-agent, and shall apply to their respective activities as well as activities as the Holdco Term Collateral Agent.

Section 8.06 Resignation of Agent. The Holdco Term Collateral Agent may resign at any time upon thirty days’ notice by notifying the Holdco Term Financing Parties and Holdco Borrower, and the Holdco Term Collateral Agent may be removed at any time by the Required Holdco Term Financing Parties (with a prior written notice to Holdco Borrower). Upon any such resignation or removal, the Required Holdco Term Financing Parties shall notify Holdco Borrower and CTCI and shall have the right, with the consent of Holdco Borrower and CTCI (in each case, such consent not to be unreasonably withheld), to appoint a successor Holdco Term Collateral Agent; provided that CTCI shall be deemed to have consented to any such appointment (x) unless it shall have objected thereto by written notice to the Holdco Term Loan Administrative Agent within 5 Business Days after having received notice thereof, (y) if the Holdco Term Collateral Agent is required to be replaced by a Governmental Authority or (z) if such appointment is of an Affiliate of the existing Holdco Term Collateral Agent. If no successor shall have been so appointed by the requisite Holdco Term Financing Parties and approved by Holdco Borrower and CTCI and shall have accepted such appointment within thirty (30) days after the retiring Holdco Term Collateral Agent gives notice of its resignation or after removal of the retiring Holdco Term Collateral Agent, then the retiring Agent may, on behalf of the Holdco Term Lenders, but with CTCI’s consent (provided that CTCI shall be deemed to have consented to any such appointment (x) unless it shall have objected thereto by written notice to the Holdco Term Loan Administrative Agent within 5 Business Days after having received notice thereof, (y) if the Holdco Term Collateral Agent is required to be replaced by a Governmental Authority or (z) if such appointment is of an Affiliate of the existing Holdco Term Collateral Agent), appoint a successor Holdco Term Collateral Agent by providing notice to CTCI, which shall be a Holdco Term Financing Party with an office in New York, New York, an Affiliate of a Holdco Term Financing Party or a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $250,000,000. Upon the acceptance of its appointment as Holdco Term Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by Holdco Borrower to a successor Holdco Term Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between Holdco Borrower and such successor. After the Holdco Term Collateral Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.07 Non-Reliance on Holdco Term Collateral Agent or Other Lenders. Each Holdco Term Financing Party acknowledges that it has, independently and without reliance upon the Holdco Term Collateral Agent, the Affiliates of the Holdco Term Collateral Agent or any other Holdco Term Financing Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Holdco Term Financing Documents. Each Holdco Term Financing Party also acknowledges that it will, independently and without reliance upon the Holdco Term Collateral Agent, the Affiliates of such Agent or any other Holdco Term Financing Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Holdco Term Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08 No Other Duties; Etc. The parties agree that the Holdco Term Collateral Agent shall not have any obligations, liability or responsibility under or in connection with this Agreement and the other Holdco Term Financing Documents and that the Holdco Term Collateral Agent shall not have any obligations, liabilities or responsibilities except for those expressly set forth herein and in the other Holdco Term Financing Documents. The Holdco Term Collateral Agent shall have all of the rights (including indemnification rights), powers, benefits, privileges, exculpations, protections and immunities granted to the Holdco Term Collateral Agent under the other Holdco Term Financing Documents, all of which are incorporated herein mutatis mutandis.

Section 8.09 New Super Senior Exit CTCI Agreement. The parties hereto agree that only the Refinery Company or any other applicable Company Party shall have rights with respect to the services under the New Super Senior Exit CTCI Agreement.

Article IX

COLLATERAL AND INTERCREDITOR OBLIGATIONS

Section 9.01 Priority of Claims.

(a) Anything contained herein or in any of the Holdco Term Financing Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and the Holdco Term Collateral Agent is taking action to enforce rights in respect of any Collateral, any distribution is made in respect of any Collateral in any Bankruptcy of any Company Party or any Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to the Collateral, the proceeds of any sale, collection or other liquidation of the Collateral received by any Secured Party or received by the Holdco Term Collateral Agent or any Secured Party pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such distribution to which the holders of Holdco Term Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising the Collateral and all proceeds of any such distribution and any proceeds of any insurance covering the Collateral received by the Holdco Term Collateral Agent and not returned to the Holdco Borrower under any Holdco Term Financing Document being collectively referred to as “Proceeds”), shall be applied by the Holdco Term Collateral Agent in the order specified in Section 9.08.

(b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Holdco Term Obligations granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Holdco Term Financing Documents or any defect or deficiencies in the Liens securing the Holdco Term Obligations or any other circumstance whatsoever, each Secured Party hereby agrees that the Liens securing the Holdco Term Obligations on the Collateral shall be of equal priority.

Section 9.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Notwithstanding anything to the contrary herein (i) only the Holdco Term Collateral Agent shall act or refrain from acting with respect to the Collateral (including with respect to any other intercreditor agreement with respect to the Collateral), (ii) the Holdco Term Collateral Agent shall not follow any instructions with respect to the Collateral (including with respect to any other intercreditor agreement with respect to the Collateral) from any other Agent or any other Secured Party (other than the Required Holdco Term Financing Parties and CTCI, but subject to the restrictions set forth herein) and (iii) no Secured Party shall or shall instruct any Agent to, and no other Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, the Collateral (including with respect to any other intercreditor agreement with respect to the Collateral), whether under any Holdco Term Financing Document, applicable law or otherwise, it being agreed that only the Holdco Term Collateral Agent, acting at the direction of the applicable Holdco Term Financing Parties, but subject to the restrictions set forth herein and in Section 7.01, shall be entitled to take any such actions or exercise any remedies with respect to such Collateral at such time.

(b) [Reserved].

(c) Each of the Agents and the other Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Bankruptcy proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Secured Parties in all or any part of the Collateral; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Agent to enforce this Agreement or (ii) the rights of any Secured Party to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting the Holdco Term Obligations.

Section 9.03 No Interference; Payment Over; Exculpatory Provisions.

(a) Each Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any Holdco Term Obligation or any Holdco Term Financing Document or the validity, attachment, perfection or priority of any Lien under any Holdco Term Financing Document or the validity or enforceability of the priorities, rights or duties established by the Holdco Term Financing Documents; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Secured Party from challenging or questioning the validity or enforceability of any Holdco Term Obligation constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Holdco Term Collateral Agent (in accordance with the provisions of this Agreement), or (iii) except as provided in Section 7.01, it shall have no right to and shall not otherwise (A) direct the Holdco Term Collateral Agent or any other Secured Party to exercise any right, remedy or power with respect to any Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Holdco Term Collateral Agent of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Holdco Term Collateral Agent or any other Secured Party, other than any suit alleging breach of the terms of this Agreement, seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Holdco Term Collateral Agent or any other Secured Party to (i) enforce this Agreement or (ii) contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting the Holdco Term Obligations.

(b) Each Secured Party hereby agrees that if it shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any Collateral, pursuant to any Holdco Term Financing Document or by the exercise of any rights available to it under applicable law or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the discharge of the Holdco Term Obligations, then it shall hold such Collateral, proceeds or payment in trust for the other Secured Parties having a security interest in such Collateral and promptly transfer any such Collateral, proceeds or payment, as the case may be, to the Holdco Term Collateral Agent, to be distributed by the Holdco Term Collateral Agent in the order specified in Section 9.08; provided, however, that the foregoing shall not apply to any Collateral purchased by any Secured Party for cash pursuant to any exercise of remedies permitted hereunder. This Section 9.03(b) does not apply to payments of Direct Costs, O&F and O&M Interest that are not subject to the priorities specified in Section 9.08.

(c) CTCI hereby agrees that if it shall realize any proceeds or payment from the Refinery Company or Holdco Borrower in respect of the New Super Senior Exit CTCI Agreement or by the exercise of any rights available to it under applicable law or through any other exercise of remedies (including through any rights it may have as an unsecured creditor), at any time prior to the discharge of the Holdco Term Obligations, then it shall hold such proceeds or payment in trust for the other Secured Parties and promptly transfer any such proceeds or payment, as the case may be, to the Holdco Term Collateral Agent, to be distributed by the Holdco Term Collateral Agent in the order specified in Section 9.08. This Section 9.03(c) does not apply to payments of Direct Costs, O&F and O&M Interest that are not subject to the priorities specified in Section 9.08.

(d) The Holdco Term Collateral Agent shall not be liable for any action taken or omitted to be taken by it with respect to any Collateral in accordance with the provisions of this Agreement.

Section 9.04 Automatic Release of Liens. (a) If, at any time any Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Holdco Term Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Bankruptcy proceeding is pending at the time) the Liens in favor of the other Secured Parties upon such Collateral will automatically be released and discharged upon final conclusion of such transfer or disposition as and when, but only to the extent, such Liens of the Holdco Term Collateral Agent on such Collateral are released and discharged; provided that any Proceeds of any Collateral realized therefrom shall be applied pursuant to Section 9.08 hereof.

(b) Without limiting the rights of the Holdco Term Collateral Agent under Section 8.01, each other Agent agrees to execute and deliver (at the sole cost and expense of the Holdco Borrower) all such authorizations and other instruments as shall reasonably be requested by the Holdco Term Collateral Agent to evidence and confirm any release of Collateral provided for in this Section 9.04.

Section 9.05 Insurance and Condemnation Awards. As among the Secured Parties, the Holdco Term Collateral Agent (acting at the direction of the Required Holdco Term Financing Parties) shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral. To the extent any other Secured Party receives proceeds of such insurance policy and such proceeds are not required to be returned to the Holdco Borrower under the applicable Holdco Term Financing Documents, such proceeds shall be turned over to the Holdco Term Collateral Agent for application as provided in Section 9.08 hereof.

Section 9.06 Gratuitous Bailee/Agent for Perfection.

(a) The Holdco Term Collateral Agent shall be entitled to hold any possessory Collateral constituting the Collateral. Notwithstanding the foregoing, if any other Agent has any Collateral in its possession or control (such Collateral being the “Pledged Collateral”), then such Agent will possess or control the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection for the benefit of each other Agent as a Secured Party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), 9-104(a), 9-105A, 9-107A, 9-313(c) and 12-10511 of the U.C.C. In this Section 9.06, “control” has the meaning given that term in sections 8-106, 9- 104, 9-105A, 9-107A, 9-314 and 12-105 of the U.C.C.

(b) No Agent will have any obligation to any Secured Party to ensure that any Pledged Collateral is genuine or owned by the Holdco Borrower or to preserve rights or benefits of any Person except as expressly set forth in this Section 9.06. The duties or responsibilities of any Agent under this Section 9.06 will be limited solely to possessing or controlling the Pledged Collateral as gratuitous bailee and/or gratuitous agent for perfection in accordance with this Section 9.06 and delivering the Pledged Collateral to the Holdco Term Collateral Agent as provided in subsection (d) below.

(c) Each Secured Party hereby waives and releases the Holdco Term Collateral Agent from all claims and liabilities arising out of its role under this Section 9.06 as gratuitous bailee and/or gratuitous agent with respect to the Pledged Collateral.

(d) If at any time the Holdco Term Collateral Agent ceases to be the Holdco Term Collateral Agent, such outgoing Holdco Term Collateral Agent will deliver or transfer control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty) to the new Holdco Term Collateral Agent and will take any other action reasonably requested by the new Holdco Term Collateral Agent (at the expense of the Holdco Borrower) in connection with the new Holdco Term Collateral Agent obtaining possession and/or control of the Pledged Collateral.

Section 9.07 Similar Liens and Agreements. The parties hereto agree that it is their intention that the Collateral be identical for all Secured Parties. In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by the Holdco Term Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Holdco Term Financing Documents; and

(b) that the documents and agreements creating or evidencing the Liens on the Collateral securing the Holdco Term Obligations shall be in all material respects the same forms of documents as one another.

Section 9.08 Obligation Payment Waterfall. Notwithstanding any contrary provision herein or in any other Holdco Term Financing Document, any payments of the Holdco Term Obligations shall be applied in the following order of priority; provided that (in each case subject to the second proviso herein), Direct Costs and O&F shall be paid pursuant to the New Super Senior Exit CTCI Agreement (as in effect as of August 11, 2025) if (x) permitted to be paid pursuant to Section 6.05(f) and (i) of the Vitol RCF Agreement (as in effect as of August 11, 2025) and (y) no Event of Default shall have occurred and be continuing hereunder (and such payments shall not be applied pursuant to the priorities set forth in this Section 9.08); provided further that in connection with any End of Term Transaction or in the event clauses (x) or (y) of the foregoing proviso are not satisfied, Direct Costs, O&F and O&M Interest shall be paid pursuant to the priorities set forth in this Section 9.08:

(i) first, to any fees, costs, charges, expenses and indemnities then due and payable to Agents under any Holdco Term Financing Document based on such respective amounts then due to such Persons;

(ii) second, to the respective outstanding fees, costs, charges, expenses and indemnities then due and payable to the other Holdco Term Secured Parties under any Holdco Term Financing Document pro rata based on such respective amounts then due to such Persons;

(iii) third, (x) first, to any accrued but unpaid interest (including, with respect to the New Super Senior Exit CTCI Obligations, the O&M Interest) on the New Super Senior Exit Term Obligations, New Super Senior Exit CTCI Obligations and obligations under the Side Letter owed to the applicable Holdco Term Financing Parties, (y) second, to any principal amount of the New Super Senior Exit Term Obligations, Direct Costs and O&F under the New Super Senior Exit CTCI Agreement and obligations under the Side Letter owed to the applicable Holdco Term Financing Parties, and (z) third to any other New Super Senior Exit Term Obligations, New Super Senior Exit CTCI Obligations and obligations under the Side Letter owed to the applicable Holdco Term Financing Parties, in each case pro rata based on such respective amounts then due to the Holdco Term Financing Parties (it being acknowledged and agreed that after any exercise of remedies pursuant to Section 7.01, all New Super Senior Exit Term Obligations, New Super Senior Exit CTCI Obligations and obligations under the Side Letter referred to in this clause (iii) shall be paid pro rata based on the aggregate amounts then due to such Holdco Term Financing Parties);

(iv) fourth, to any accrued but unpaid interest on the New Senior Secured Term Obligations and Post-Exit CTCI DIP Deferred Payment Obligations owed to the applicable Holdco Term Financing Parties pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any New Senior Secured Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(v) fifth, to any principal or the primary obligation amount of the New Senior Secured Term Obligations and Post-Exit CTCI DIP Deferred Payment Obligations owed to the applicable Holdco Term Financing Parties pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any New Senior Secured Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(vi) sixth, to any other New Senior Secured Term Obligations and Post-Exit CTCI DIP Deferred Payment Obligations owed to the applicable Holdco Term Financing Parties pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any New Senior Secured Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(vii) seventh, (x) first, to any accrued but unpaid interest on the First Out Subordinated Senior Secured Term Obligations owed to the applicable Holdco Term Financing Parties, (y) second, to any principal amount of the First Out Subordinated Senior Secured Term Obligations owed to the applicable Holdco Term Financing Parties, and (z) third to any other First Out Subordinated Senior Secured Term Obligations owed to the applicable Holdco Term Financing Parties, in each case pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any First Out Subordinated Secured Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(viii) eighth, to any accrued but unpaid interest on the Second Out Subordinated Senior Secured Term Obligations and the Subordinated Senior Secured EPC Claims owed to the applicable Holdco Term Financing Parties pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any Second Out Subordinated Senior Secured Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(ix) ninth, to any principal or the primary obligation amount of the Second Out Subordinated Senior Secured Term Obligations and the Subordinated Senior Secured EPC Claims owed to the applicable Holdco Term Financing Parties pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any Second Out Subordinated Senior Secured Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(x) tenth, to any other Second Out Subordinated Senior Secured Term Obligations and the Subordinated Senior Secured EPC Claims owed to the applicable Holdco Term Financing Parties pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any Second Out Subordinated Senior Secured Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(xi) eleventh, to any accrued but unpaid interest on the Subordinated Secured EPC Claims owed to CTCI;

(xii) twelfth, to any principal or the primary obligation amount of the Subordinated Secured EPC Claims owed to CTCI;

(xiii) thirteenth, to any other Subordinated Secured EPC Claims owed to CTCI;

(xiv) fourteenth, to any accrued but unpaid interest on the Subordinated Junior Term Obligations and the Subordinated Junior EPC Claims owed to the applicable Holdco Term Financing Parties pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any Subordinated Junior Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(xv) fifteenth, to any principal or the primary obligation amount of the Subordinated Junior Term Obligations and the Subordinated Junior EPC Claims owed to the applicable Holdco Term Financing Parties pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any Subordinated Junior Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(xvi) sixteenth, to any other Subordinated Junior Term Obligations and the Subordinated Junior EPC Claims owed to the applicable Holdco Term Financing Parties pro rata based on such respective amounts then due to the Holdco Term Financing Parties; provided that, for the avoidance of doubt, the application of proceeds to any Subordinated Junior Term Obligations hereunder shall be subject to the priorities set forth in Schedule 1 to the Holdco Term Credit Agreement;

(xvii) seventeenth, after final payment in full of the amounts described in clauses first through sixteenth above and the discharge of the Holdco Term Obligations shall have occurred, to the Holdco Borrower or as otherwise required by Applicable Law.

For the avoidance of doubt, all payments of Holdco Term Obligations shall be applied in accordance with the foregoing priorities, except to the extent contemplated by the first proviso in this Section 9.08.

It is understood that the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate of the sums referred to in clauses first through sixteenth above.

If, despite the provisions of this Section 9.08, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Holdco Term Obligations to which it is then entitled in accordance with this Section 9.08, such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 9.08.

Article X

MISCELLANEOUS

Section 10.01 Notices. Except as otherwise expressly provided herein or in any Holdco Term Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including email) and (ii) sent by email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

(a) Borrower:

Grapevine Energy Holdings, LLC

6451 Rosedale Hwy

Bakersfield, CA 93308

Attention: General Counsel

(b) Holdco Term Loan Administrative Agent and Holdco Term Collateral Agent:

Orion Energy Partners TP Agent, LLC

292 Madison Avenue, Suite 2500

New York, NY 10017

Attention: Ethan Shoemaker and Mark Friedland

Email: Ethan@OIC.com; Mark@OIC.com; ProjectGoldenBear@OIC.com

(c) CTCI:

CTCI Americas, Inc.

15721 Park Row, Suite 300

Houston, Texas 77084

Attention: Yu-Jen Chen, Chairman and CEO

(d) If to a Holdco Term Lender, to it at its address set forth in its Administrative Questionnaire.

All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address in paragraphs (a) to (d) above, or at such other address as is designated by such Person in a written notice to the other parties hereto.

Section 10.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Agent or any Holdco Term Financing Party in exercising any right, power or privilege hereunder or under any other Holdco Term Financing Document and no course of dealing between the Holdco Borrower, or any of Holdco Borrower’s Affiliates, on the one hand, and any Agent or Holdco Term Financing Party on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Holdco Term Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Holdco Term Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) in any case shall entitle Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Holdco Term Financing Party to any other or further action in any circumstances without notice or demand.

(b) Amendments. No amendment or waiver of any provision of this Agreement or any other Holdco Term Financing Document shall be effective unless in writing signed by the Required Holdco Term Financing Parties and Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company); provided that the matters listed on Annex II shall require the consent of CTCI and, solely with respect to the matters in Sections 1(a) through 1(m) of Annex II, each other Holdco Term Financing Party adversely affected thereby; provided further that (i) no amendment, waiver or consent shall, without the written consent of the relevant Agent, affect the rights or duties of such Agent under this Agreement or any other Holdco Term Financing Document, (ii) no separate fee agreement shall be entered into between Holdco Borrower and the Holdco Term Loan Administrative Agent in its capacity as such, between Holdco Borrower and the Holdco Term Collateral Agent in its capacity as such, or between Holdco Borrower, the Refinery Company and CTCI and (iii) the foregoing shall not impair or impact the rights of the Holdco Term Financing Parties to enforce on Collateral in accordance with Section 7.01 or the release of Liens contemplated by Section 9.04 or otherwise take any actions to implement any remedies of the Holdco Term Financing Parties that are otherwise in accordance with the terms hereof (including any actions contemplated by Section 7.01 hereof). Notwithstanding anything herein or in any other Holdco Term Financing Document to the contrary, the Holdco Borrower and the Agents may (but shall not be obligated to) amend or supplement any Holdco Term Security Document without the consent of any Holdco Term Financing Party to cure any ambiguity, defect or inconsistency which is not material, or to make any change that would provide any additional rights or benefits to the Holdco Term Financing Parties.

Notwithstanding anything to the contrary in any Holdco Term Financing Document, the Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company), the Holdco Term Loan Administrative Agent, the Holdco Term Collateral Agent and CTCI may, without the need to obtain consent of any other Holdco Term Financing Party, enter into an amendment to this Agreement and the other Holdco Term Financing Documents to (A) correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by the Holdco Borrower and the Holdco Term Loan Administrative Agent, (B) to effect administrative changes of a technical or immaterial nature, or (C) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Holdco Term Financing Document.

Notwithstanding anything to the contrary in any Holdco Term Financing Document, CTCI shall be deemed to have consented to any consent request (a “Consent Request”) hereunder or in any other Holdco Term Financing Document if (w) such Consent Request is (i) delivered by hand, (ii) sent postage prepaid by registered, certified or express mail, or (iii) delivered by overnight courier service, in each case to CTCI in accordance with Section 10.01 in an envelope, and also on the top of the document itself, that is each clearly marked “CONSENT REQUEST,” (x) CTCI shall not have objected thereto by written notice to the Holdco Term Loan Administrative Agent and the Holdco Borrower within thirty (30) days after having received the applicable Consent Request and (y) the Holdco Borrower provided CTCI with a second written notice of the applicable Consent Request at least ten (10) days prior to the end of the 30-day period in clause (x).

(c) Amendments to Holdco Term Financing Documents; Permitted Refinancings.

(i) The Holdco Term Credit Agreement, the New Super Senior Exit Term Credit Agreement, the New Super Senior Exit CTCI Agreement, the Side Letter or the Holdco CTCI Deferred Payment Agreement may only be amended, restated, supplemented or otherwise modified in accordance with Section 10.02(b) above and Annex II; provided that, notwithstanding anything to the contrary herein except for Annex II, no consent of the Holdco Term Financing Parties shall be required hereunder for (x) amendments to the Holdco Term Financing Documents to the extent reasonably necessary to implement any Permitted Refinancing or (y) amendments to the Holdco Term Financing Documents to the extent reasonably necessary to implement any Permitted Refinancing (Exit) or the Exit Funding Issue Minimum MOIC.

(ii) The prior written consent of the Required Holdco Term Lenders (as defined in the Holdco Term Credit Agreement) and the Required New Super Senior Exit Term Lenders (as defined in the New Super Senior Exit Term Credit Agreement) shall be required for any amendment, waiver or modification of the New Super Senior Exit CTCI Intercreditor Agreement that materially adversely affects the Holdco Term Lenders.

(iii) Notwithstanding anything to the contrary herein or in any other Holdco Term Financing Document, in connection with any Permitted Refinancing, CTCI agrees that it shall, at the sole discretion of the Permitted Refinancing financing parties (the “Refinancing RCF Providers”), (x) amend or otherwise modify the New Super Senior Exit CTCI Intercreditor Agreement to add the Refinancing RCF Providers or (y) enter into an intercreditor agreement in favor of such Refinancing RCF Providers on substantially similar terms as the New Super Senior Exit CTCI Intercreditor Agreement in effect as of such date.

Section 10.03 Expenses; Indemnity; Etc.

(a) Costs and Expenses. The Holdco Borrower shall pay promptly following demand all legal, accounting, appraisal, consulting, financial advisory and other fees, costs and expenses (including, without limitation, in respect of the Holdco Term Lender Counsel and the Holdco CTCI Counsel) incurred by the Agents, the Holdco Term Financing Parties and their respective Affiliates in connection with the negotiation, preparation and administration of the Holdco Term Financing Documents, or incurred in connection with, whether occurring before or after the Closing Date, the Chapter 11 Cases. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, sales consultants, financial advisors, the Holdco Term Lender Counsel, the Holdco CTCI Counsel, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; air express charges, and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal, professional or other advisory services. All amounts reimbursable by the Holdco Borrower under this Section 10.03 shall constitute Holdco Term Obligations secured by the Collateral. The agreements in this Section 10.03 shall survive the repayment of all other Holdco Term Obligations. All amounts due under this Section 10.03 shall be paid within five (5) Business Days of receipt by the Holdco Borrower of an invoice relating thereto. If the Holdco Borrower fails to pay when due any amounts payable by it hereunder or under any Holdco Term Financing Document, such amount may be paid on behalf of the Holdco Borrower by the applicable Agent in its discretion by charging any loan account(s) of the Holdco Borrower, without notice to or consent from the Holdco Borrower, and any amounts so paid shall constitute Holdco Term Obligations hereunder.

(b) Indemnification by Holdco Borrower. Holdco Borrower agrees to indemnify and hold harmless each of the Agents and the Holdco Term Financing Parties and their affiliates and their respective directors, officers, employees, attorneys-in-fact and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject related to or arising out of any transaction contemplated by the Holdco Term Financing Documents or the execution, delivery and performance of the Holdco Term Financing Documents or any other document in any way relating to the Holdco Term Financing Documents and the transactions contemplated by the Holdco Term Financing Documents (including, for avoidance of doubt, any liabilities arising under or in connection with Environmental Law) and will reimburse any Indemnified Party for all expenses (including reasonable and documented out-of-pocket external counsel fees and expenses) as they are incurred in connection therewith. Holdco Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense (x) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct or (y) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from disputes among Indemnified Parties (other than any claims arising out of any act or omission on the part of any Company Party or its respective Affiliates). Holdco Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, or any of its security holders or creditors related to or arising out of the execution, delivery and performance of any Holdco Term Financing Document or any other document in any way relating to the Holdco Term Financing Documents or the other transactions contemplated by the Holdco Term Financing Documents, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. To the extent permitted by Applicable Law, Holdco Borrower shall not assert and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Holdco Term Financing Document or any agreement or instrument contemplated hereby. For the avoidance of doubt, this Section 10.03(b) shall not apply to Taxes, except any Taxes that represent fees, costs and expenses arising from any non-Tax claim.

(c) Indemnification by Holdco Term Financing Parties. To the extent that Holdco Borrower fails to pay any amount required to be paid to Holdco Term Collateral Agent or Holdco Term Loan Administrative Agent, their respective affiliates or agents under Section 10.03(a) or 10.03(b), each Holdco Term Lender (or Holdco Term Financing Party, with respect to the Holdco Term Collateral Agent) severally agrees to pay Ratably in accordance with the aggregate principal or primary obligation amount of the Holdco Term Obligations held by such Holdco Term Financing Party to such Agent, affiliate or agent such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, affiliate or agent in its capacity as such.

(d) Settlements; Appearances in Actions. Holdco Borrower agrees that, without each Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Holdco Borrower or any Affiliate thereof in which such Indemnified Party is not named as a defendant, Holdco Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented out-of-pocket fees and disbursements of its external legal counsel. In the case of any claim brought against an Indemnified Party for which Holdco Borrower may be responsible under this Section 10.03, the Agents and Holdco Term Financing Parties agree (at the expense of Holdco Borrower) to execute such instruments and documents and cooperate as reasonably requested by Holdco Borrower in connection with Holdco Borrower’s defense, settlement or compromise of such claim, action or proceeding.

Section 10.04 Assignments. This Agreement and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided that (x) the Holdco Borrower (and solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company), shall not be permitted to assign this Agreement or any other Holdco Term Financing Document except with the prior written consent of the other parties hereto and (y) CTCI and the Holdco Term Lenders shall not be permitted to assign this Agreement or any other Holdco Term Financing Documents except (i) with the prior written consent of the other parties hereto or (ii) pursuant to the applicable Holdco Term Financing Documents; provided that for purposes of any permitted assignments pursuant to this clause (y)(ii), any new Holdco Term Financing Party shall agree to be bound by the Holdco Term Financing Documents in the same manner as the applicable assignor immediately prior to such assignment. The applicable Holdco Term Financing Party shall promptly (and in any event within three (3) Business Days) provide written notice to the other parties hereto of any assignment pursuant to this Section 10.04 and evidence that the assignee has agreed to be bound by the terms of this Agreement. Any purported assignment in contravention of this Section 10.04 shall be null and void. For the avoidance of doubt, the consent rights set forth in Annex II to this Agreement shall not transfer to any Person upon CTCI’s assignment of any or all of its Holdco Term Obligations unless such Person is an Affiliate of CTCI.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Holdco Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the extension of the Holdco Term Obligations, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Holdco Term Financing Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal or the primary obligation of or any accrued interest on any Holdco Term Obligations or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.06 and 2.07 of the New Super Senior Exit Term Credit Agreement, Sections 2.04 and 2.05 of the Holdco Term Credit Agreement, Sections 2.04 and 2.05 of the Holdco CTCI Deferred Payment Agreement, Section 8 of the New Super Senior Exit CTCI Agreement and Sections 10.03, 10.05, 10.11, 10.12, 10.13, 10.14 and Article VIII of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Holdco Term Obligations or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Holdco Term Financing Documents to which one or more of the Holdco Borrower and the Refinery Company is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Holdco Term Loan Administrative Agent and CTCI and when the Holdco Term Loan Administrative Agent and CTCI shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or scanned electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Holdco Term Financing Party and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Holdco Term Financing Party or any such Affiliate to or for the credit or the account of Holdco Borrower against any of and all the obligations of Holdco Borrower now or hereafter existing under this Agreement held by such Holdco Term Financing Party, irrespective of whether or not such Holdco Term Financing Party shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The rights of each Holdco Term Financing Party or any such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Holdco Term Financing Party may have.

Section 10.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or any other Holdco Term Financing Document to which the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) is a party shall, except as provided in clause (d) below, be brought in the courts of the State of New York, or of the United States District Court for the Southern District of New York, in each case, seated in the County of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

(c) Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Holdco Term Financing Document to which it is a party brought in the Bankruptcy Court and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d) Rights of the Secured Parties. Nothing in this Section 10.09 shall limit the right of the Holdco Term Secured Parties to refer any claim against the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company to any court of competent jurisdiction in any State where any Collateral is located, nor shall the taking of proceedings by any Holdco Term Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(e) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY HOLDCO TERM FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY HOLDCO TERM FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f) Waiver of Immunity. To the extent that the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement and the other Holdco Term Financing Documents.

Section 10.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.11 Confidentiality. Each of the Agents and the Holdco Term Financing Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, board members (and members of committees thereof), managers, members, partners, equity holders, agents, consultants, Persons providing administration and settlement services and other professional advisors, including accountants, auditors, legal counsel, investment advisers or managers (to the extent providing investment advice relating to the transactions contemplated by this Agreement) and other advisors with a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any applicable regulatory or supervisory body or authority (including, without limitation, the National Association of Insurance Commissioners, the SVO or any similar organization, and any nationally recognized rating agency that requires access to information about any Holdco Term Lender’s investment portfolio), by Applicable Laws or regulations or by any subpoena, oral question posed at any deposition, interrogatory or similar legal process (including, for the avoidance of doubt, to the extent requested in connection with any pledge or assignment pursuant to Section 8.02(h) of the Holdco Term Credit Agreement, Section 8.02(h) of the New Super Senior Exit Term Credit Agreement or Section 8.02(g) of the Holdco CTCI Deferred Payment Agreement, as applicable); provided that the party from whom disclosure is being required shall give notice thereof to Holdco Borrower as soon as practicable (unless restricted from doing so and except where disclosure is to be made to a regulatory or supervisory body or authority during the ordinary course of its supervisory or regulatory function), (iii) to any other party to this Agreement, (iv) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (v) with the consent of Holdco Borrower, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.11 or (B) becomes available to any Agent or any Holdco Term Financing Party on a nonconfidential basis from a source other than Holdco Borrower or (vii) to any Person with whom Holdco Borrower, an Agent or a Holdco Term Financing Party has entered into (or potentially may enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, one or more Holdco Term Financing Documents and/or Holdco Borrower and/or Refinery Company or to any of such Person’s Affiliates, representatives, agents or professional advisors. For the purposes of this Section 10.11, “Information” means all information received from the Company Parties relating to such Company Party’s business or otherwise furnished pursuant to this Agreement or any other Holdco Term Financing Document, other than any such information that is available to the Agents or any Holdco Term Financing Party on a nonconfidential basis prior to disclosure by Holdco Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.12 Non-Recourse. Anything herein or in any other Holdco Term Financing Document to the contrary notwithstanding, the obligations of the Holdco Borrower and the Refinery Company under this Agreement and each other Holdco Term Financing Document to which the Holdco Borrower or the Refinery Company is a party, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are obligations solely of the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) and do not constitute a debt, liability or obligation of (and no recourse shall be made with respect to) any of their respective Affiliates, or any shareholder, partner, member, officer, director or employee of the Company Parties or such Affiliates (collectively, the “Non-Recourse Parties”), except that the foregoing shall not limit the obligations or liabilities of any Non-Recourse Party under any Holdco Term Financing Document to which such Non-Recourse Party is a party. No action under or in connection with this Agreement or any other Holdco Term Financing Document to which the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) is a party shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder or thereunder shall be obtainable by any Secured Party against any Non-Recourse Party, except that the foregoing shall not limit the obligations or liabilities of any Non-Recourse Party under any Holdco Term Financing Document to which such Non-Recourse Party is a party. Notwithstanding any of the foregoing, it is expressly understood and agreed that nothing contained in this Section shall in any manner or way (i) restrict the remedies available to any Agent or Holdco Term Financing Party to realize upon the Collateral or under any Holdco Term Financing Document, or constitute or be deemed to be a release of the obligations secured by (or impair the enforceability of) the Liens and security interests and possessory rights created by or arising from any Holdco Term Financing Document or (ii) release, or be deemed to release, any Non-Recourse Party from liability for its own willful misrepresentation, fraudulent actions, gross negligence or willful misconduct or from any of its obligations or liabilities under any Holdco Term Financing Document to which such Non-Recourse Party is a party.

Section 10.13 No Third Party Beneficiaries. The agreement of the Holdco Term Financing Parties to extend the Holdco Term Obligations to Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) on the terms and conditions set forth in this Agreement, is solely for the benefit of the Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company), the Agents and the Holdco Term Financing Parties, and no other Person (including any Material Counterparty, contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of the Refinery) shall have any rights under this Agreement or under any other Holdco Term Financing Document or Material Document as against the Agent or any Holdco Term Financing Party or with respect to any extension of credit contemplated by this Agreement.

Section 10.14 Reinstatement. The obligations of Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) in respect of the Holdco Term Obligations is rescinded or must be otherwise restored by any holder of any of the Holdco Term Obligations, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, and Holdco Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy, insolvency or similar law.

Section 10.15 USA PATRIOT Act. Each Holdco Term Financing Party hereby notifies the Holdco Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies such Holdco Term Financing Party, which information includes the name and address of the Holdco Borrower and other information that will allow such Holdco Term Financing Party to identify the Holdco Borrower in accordance with the USA PATRIOT Act.

Section 10.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation amendments or other waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Holdco Term Loan Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.17 USURY. In no event shall the amount of interest due or payable under this Agreement or any other Holdco Term Financing Document exceed the maximum rate of interest allowed by Applicable Law and, in the event any such payment is inadvertently paid by Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) or inadvertently received by Holdco Term Loan Administrative Agent, CTCI or any Holdco Term Financing Party, then such excess sum shall be credited as a payment of principal or the primary obligations, unless Holdco Borrower shall notify such Agent or Holdco Term Financing Party, as applicable, in writing that Holdco Borrower elects to have such excess sum returned to it (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) forthwith. It is the express intent of the parties hereto that Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) not pay and Holdco Term Loan Administrative Agent, CTCI and the Holdco Term Financing Parties shall not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Holdco Borrower (or solely with respect to the New Super Senior Exit CTCI Agreement, the Refinery Company) under Applicable Law. EACH OF HOLDCO BORROWER, THE REFINERY COMPANY, HOLDCO TERM LOAN ADMINISTRATIVE AGENT, CTCI AND THE HOLDCO TERM FINANCING PARTIES AGREES AND STIPULATES THAT THE ONLY CHARGE IMPOSED UPON HOLDCO BORROWER AND THE REFINERY COMPANY FOR THE USE OF MONEY IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER HOLDCO TERM FINANCING DOCUMENT IS AND SHALL BE THE INTEREST DESCRIBED HEREIN AND THEREIN, AND FURTHER AGREES AND STIPULATES THAT ALL OTHER FEES AND CHARGES IMPOSED BY HOLDCO TERM LOAN ADMINISTRATIVE AGENT, CTCI OR ANY HOLDCO TERM FINANCING PARTY ON HOLDCO BORROWER AND THE REFINERY COMPANY IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER HOLDCO TERM FINANCING DOCUMENT, INCLUDING WITHOUT LIMITATION, ALL DEFAULT CHARGES, LATE CHARGES, PREPAYMENT FEES AND ATTORNEYS’ FEES, ARE CHARGES MADE TO COMPENSATE AGENTS AND THE HOLDCO TERM FINANCING PARTIES FOR STRUCTURING, ARRANGING, UNDERWRITING OR ADMINISTRATIVE SERVICES AND COSTS OR LOSSES PERFORMED OR INCURRED, AND TO BE PERFORMED OR INCURRED, BY SUCH AGENTS AND THE HOLDCO TERM FINANCING PARTIES IN CONNECTION WITH THIS AGREEMENT AND/OR THE OTHER HOLDCO TERM FINANCING DOCUMENTS AND SHALL UNDER NO CIRCUMSTANCES BE DEEMED TO BE CHARGES FOR THE USE OF MONEY. ALL CHARGES OTHER THAN CHARGES FOR THE USE OF MONEY SHALL BE FULLY EARNED AND NONREFUNDABLE WHEN DUE.

Section 10.18 Certain Tax Matters.

(a) The parties hereto acknowledge and agree that each EPC Claim and each Holdco Term Loan may be treated as equity of Holdco Borrower for U.S. federal and other applicable income tax purposes, in each case as reasonably and in good faith determined by the Holdco Borrower.

(b) The Holdco Borrower is authorized to withhold from actual or deemed payments, distributions or accruals to or in respect of the Holdco Term Financing Parties and CTCI, and to pay over to any U.S. federal, state, local or non-U.S. Governmental Authority, any amounts required to be so withheld pursuant to the Code, or any provisions of other applicable law, and all amounts so withheld shall be treated as distributed to the person with respect to which such withholding was made for all purposes under this Agreement.

(c) Each Holdco Term Financing Party, the Agents and CTCI shall provide to Holdco Borrower IRS Form W-9 or the applicable version of IRS Form W-8, as the case may be, reasonably promptly following the Closing Date or in the case of a new Holdco Term Financing Party following a permitted assignment pursuant to Section 10.04, such assignment date, as applicable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized signatories as of the day and year first above written.

GRAPEVINE ENERGY HOLDINGS, LLC,
as Holdco Borrower

By:	/s/ Noah Verleun
Name:	Noah Verleun
Title:	Chief Executive Officer & President

ORION ENERGY PARTNERS TP AGENT, LLC,
as Holdco Term Loan Administrative Agent

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

ORION ENERGY PARTNERS TP AGENT, LLC, as Holdco Term Collateral Agent

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

CTCI AMERICAS, INC.,
as CTCI

By:	/s/ Todd Chen
Name:	Todd Chen
Title:	Chairman & CEO

Acknowledged and consented:

CENTRAL VALLEY RENEWABLE FUELS, LLC,
as Refinery Company

By:	/s/ Noah Verleun
Name:	Noah Verleun
Title:	Chief Executive Officer & President